Exhibit 10.91

Loan No: 33-0909759
LOAN AGREEMENT
Dated as of August 25, 2010
among
COLE AT DALLAS TX, LLC,
COLE IG KATY TX, LLC,
COLE CI PLANO TX, LLC,
COLE XP SCHAUMBURG IL, LLC,
COLE HD TOLLESON AZ, LLC,
collectively, as Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO AND THEIR ASSIGNEES
UNDER SECTION 11.15,
as Lenders,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agent
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Sole Book Runner and Lead Arranger

v

SCHEDULES AND EXHIBITS

Schedule I	Immediate Repairs
Schedule II	[Intentionally omitted]
Schedule III	Organizational Chart
Schedule IV	Description of REA’s
Schedule V	Allocated Loan Amounts
Schedule VI	Section 3.17 Exceptions
Schedule VII	Tenant Ratings

Exhibit A	Form of Tenant Direction Letter
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Individual Loan Commitments/Pro Rata Share
Exhibit D	Promissory Note
Exhibit E	Transfer Authorizer Designation

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of August 25, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among Cole AT Dallas TX, LLC, a Delaware limited liability company (“Dallas Borrower”), Cole IG Katy TX, LLC, a Delaware limited liability company (“Katy Borrower”), Cole CI Plano TX, LLC, a Delaware limited liability company (“Plano Borrower”), Cole XP Schaumburg IL, LLC, a Delaware limited liability company (“Schaumburg Borrower”), Cole HD Tolleson AZ, LLC, a Delaware limited liability company (“Tolleson Borrower”; Dallas Borrower, Katy Borrower, Plano Borrower, Schaumburg Borrower and Tolleson Borrower, individually, and/or collectively, as the context may require, together with their respective successors and/or assigns, “Borrower”), each having an address at c/o Cole Real Estate Investments, 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016, WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent, for the benefit of Lenders (in such capacity, together with its successors and/or assigns in such capacity, “Administrative Agent”), each of the financial institutions initially a signatory hereto and each other financial institution who may become a Lender pursuant to Section 11.15 hereof (together with their successors and permitted assigns, each a “Lender” and, collectively, “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (“Syndication Agent”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as documentation agent, sole book runner and lead arranger (“Documentation Agent”).
RECITALS:
     Borrower desires to obtain the Loan (defined below) from Lenders and Lenders are willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).
     In consideration of the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE 1.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     Section 1.1 Definitions .
     For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
     “30/360 Basis” means on the basis of a 360-day year consisting of 12 months of 30 days each.
     “Acceptable Counterparty” shall mean (i) Administrative Agent or (ii) any counterparty to the Interest Rate Protection Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Protection Agreement a long-term unsecured debt rating of at least “AA” by S&P and “Aa2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.

     “Acceptable Delaware LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.
     “Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) — (iii) above, all “proceeds” (as defined under the UCC as in effect in the state in which the Accounts are located) of any or all of the foregoing.
     “Accounts” shall mean the Cash Management Account, the Debt Service Account, the Restricted Account, the Tax Account, the Insurance Account, the Swap Payment Account, the Leasing Reserve Account and any other account established by this Agreement or the other Loan Documents.
     “Act” shall have the meaning set forth in Section 5.1 hereof.
     “Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.
     “Adjusted LIBOR Rate” shall mean, with respect to the applicable Interest Accrual Period, the quotient of (i) LIBOR applicable to such Interest Accrual Period, divided by (ii) one (1) minus the Reserve Percentage:

Adjusted LIBOR Rate	=	LIBOR

(1 – Reserve Percentage)
     “Adjusted Release Amount” shall mean, for each Individual Property, one hundred fifteen percent (115%) of the Allocated Loan Amount for such Individual Property.
     “Administrative Agent” shall have the meaning set forth in the Recitals hereof.
     “Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to Administrative Agent in a form supplied by Administrative Agent to Lenders from time to time.
     “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person; provided, however, in no event shall the Administrative Agent or any Lender or any of their respective Affiliates be an Affiliate of Borrower or any other Loan Party.
     “Affiliated Manager” shall mean any managing agent of any Individual Property that is an Affiliate of Borrower or Guarantor.

     “Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule V hereof, as such amounts may be adjusted from time to time as hereinafter set forth. Upon each adjustment in the principal amount of Debt due to either a regular payment of monthly Debt Service and/or a prepayment of the Loan in accordance with the terms hereof, each Allocated Loan Amount shall be decreased by an amount equal to the product of (i) the amount of such payment and (ii) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the total of all Allocated Loan Amounts (prior to the adjustment in question). Notwithstanding the foregoing or anything herein to the contrary, (a) any partial prepayment made pursuant to Section 2.9 hereof shall be applied to the Allocated Loan Amount of each Individual Property in accordance with Section 2.9(a)(v) hereof; (b) in the event of a Casualty or Condemnation whereby Net Proceeds shall be applied to the Debt pursuant to the terms of Section 7.4 hereof, then such Net Proceeds shall be applied (1) first, to reduce the Allocated Loan Amount of the Individual Property affected by such Casualty or Condemnation and (2) second, pro rata to reduce the Allocated Loan Amounts of each of the other Individual Properties; and (c) notwithstanding the terms of the foregoing clause (b), when the Debt is reduced as the result of Administrative Agent’s receipt of proceeds with respect to a Condemnation or Casualty affecting one hundred percent (100%) of an Individual Property, the Allocated Loan Amount for such Individual Property with respect to which the insurance proceeds or Award were received shall, at Requisite Lenders’ sole discretion (which must include the consent of any Lender then acting as Administrative Agent), be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the “Withdrawn Allocated Amount”), and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds such proceeds (such excess being referred to as the “Proceeds Deficiency”), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount.
     “ALTA” shall mean American Land Title Association or any successor thereto.
     “Alteration Threshold” shall mean, with respect to each Individual Property, an amount equal to three percent (3%) of the outstanding principal balance of the Allocated Loan Amount attributable to such Individual Property.
     “Annex” shall have the meaning set forth in Section 3.29 hereof.
     “Annual Budget” shall have the meaning set forth in Section 4.12(a)(v).
     “Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
     “Appraisal” shall mean an appraisal acceptable to Administrative Agent prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser acceptable to Administrative Agent holding an MAI designation, who is state licensed or state certified if required under the laws of the state where each applicable Individual Property is located, who meets the requirements of FIRREA.
     “Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Administrative Agent.
     “Assignee” shall have the meaning set forth in Section 11.15 hereof.
     “Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit B attached hereto and made a part hereof.
     “Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Administrative Agent, for the benefit of Lenders, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “AT&T” shall mean Southwestern Bell Telephone Company, a Missouri corporation (its successors and/or assigns).
     “AT&T Development Agreement” shall mean that certain Pinnacle Park Facility Development Agreement, dated as of August 3, 2000, by and between Beck Development Group, Ltd. and AT&T.
     “AT&T Lease” shall mean that certain master Lease Agreement, dated as of August 3, 2000, by and between USAA (as predecessor-in-interest to Dallas Borrower) and AT&T (as amended, modified and supplemented from time to time).
     “Available Funds” shall mean an amount equal to all payments received, during the continuance of an Event of Default, by Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Debt or any other amounts payable by Borrower under any of the Loan Documents, after the satisfaction of items (i) through (iii) in Section 10.2(g) hereof.
     “Award” shall mean any compensation paid or, subject to the terms of any Lease and the applicable SNDA, payable to Borrower, by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

     “Bank” shall have the meaning set forth in the Restricted Account Agreement.
     “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.
     “Base Rate” shall mean the greater of (i) the Prime Rate and (ii) the Federal Funds Rate plus one-half of one percent (.50%).
     “Base Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Base Rate.
     “Breakage Costs” shall have the meaning set forth in Section 2.5 hereof.
     “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of California are not open for business.
     “Cash Management Account” shall have the meaning set forth in Section 9.1 hereof.
     “Casualty” shall have the meaning set forth in Section 7.2 hereof.
     “Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.
     “Cigna” shall mean Connecticut General Life Insurance Company (its successors and/or assigns).
     “Cigna Lease” shall mean that certain Lease, dated as of May 9, 2008, between CMC-Plano Pkwy Investors, L.P. (as predecessor-in-interest to Plano Borrower) and Cigna (as amended, modified or supplemented from time to time).
     “Closing Date” shall mean the date of the funding of the Loan.
     “Collateral Assignment of Interest Rate Protection Agreement” shall mean that certain Collateral Assignment of Interest Rate Protection Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Administrative Agent for the benefit of Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, or in lieu, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto.
     “Condominium Documents” shall mean, collectively, (i) that certain Declaration of Condominium Ownership and of Easements, Restrictions and Covenants for 955 American Lane Office Condominium Association, dated as of July 16, 2009, executed by Experian Marketing Solutions, Inc., a Delaware corporation, and recorded on July 23, 2009 in the Cook County Recorder of Deeds as Document No. 0920444025 (the “Declaration”), (ii) that certain Articles of Incorporation of 955 American Lane Office Condominium Association, Inc., filed on July 17, 2009 (the “Articles”) and (iii) that certain By-Laws of 955 American Lane Office Condominium Association, Inc. (the “By-Laws”).
     “Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
     “Counterparty” shall mean, with respect to the Interest Rate Protection Agreement Wells Fargo Bank, N.A. and with respect to any Replacement Interest Rate Protection Agreement, any substitute Acceptable Counterparty.
     “Counterparty’s Pro-Rata Portion” shall mean an amount equal to the product of (i) Available Funds times (ii) a fraction, the numerator of which is the Interest Rate Protection Breakage Costs and the denominator of which is the sum of (x) the outstanding principal balance of the Loan and (y) the Interest Rate Protection Breakage Costs.
     “Cost Breakdown” shall mean a reasonably detailed description and cost breakdown of the Work to be paid or reimbursed from the disbursement from the applicable Reserve Account.
     “Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
     “Dallas Property” shall mean the Individual Property more particularly set forth on Exhibit F-1, attached hereto and incorporated herein for all purposes, together with all improvements thereon and other property as more particularly described in the Dallas Security Instrument.
     “Dallas Security Instrument” shall mean that certain first priority Deed of Trust and Security Agreement (and Fixture Filing), dated as of the Closing Date, executed and delivered by Dallas Borrower to Ronald J. Dold, for the benefit of Secured Party, for the benefit of Lenders, as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Administrative Agent and Lenders in respect of the Loan under the Note, this Agreement or the other Loan Documents, including, without limitation, any Interest Rate Protection Breakage Costs and the payment of all sums advanced and costs and expenses incurred by Administrative Agent and/or any Lender in connection with the enforcement and/or collection of the Debt or any part thereof pursuant to the terms of the Loan Documents.
     “Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments under the Note.
     “Debt Service Account” shall have the meaning set forth in Section 9.1 hereof.

     “Debt Service Coverage Ratio” shall mean the ratio calculated by Administrative Agent on a monthly basis of (i) the Underwritable Cash Flow to (ii) the aggregate amount of debt service which would be due for the twelve (12) month period immediately preceding the date of calculation; provided, that, the foregoing shall be calculated by Administrative Agent based upon an imputed amount of debt service (principal and interest) which would be due for such period assuming a principal and interest mortgage constant equal to ten percent (10%).
     “Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.
     “Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) five percent (5%) above the Interest Rate.
     “Defaulting Lender” shall have meaning set forth in Section 11.13 hereof.
     “Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is two (2) London Business Days prior to the first (1st) day of such Interest Accrual Period.
     “Development Agreement” shall mean, collectively, (i) the AT&T Development Agreement and (ii) the Home Depot Development Agreement.
     “Documentation Agent” shall have the meaning set forth in the Recitals hereof.
     “Dominion” shall mean Dominion Bond Rating Service Limited.
     “Downgrade Cure” shall mean, for any Downgrade Tenant, the upgrade to the notch levels as of the date hereof for such Downgrade Tenant by each Rating Agency that had downgraded such Downgrade Tenant.
     “Downgrade Tenant” shall mean each of AT&T, Cigna, Experian and Home Depot.
     “Downgrade Trigger” shall mean, for any Downgrade Tenant, a downgrade or withdrawal of two (2) or more notch levels in one or more steps from the ratings levels as of the date hereof (as more particularly set forth on Schedule VII attached hereto) of the long term unsecured debt rating of such Downgrade Tenant by S&P (for instance, if Home Depot is downgraded by S&P from BBB+ to BBB-); provided, however, a Downgrade Trigger shall not have occurred in the event of a withdrawal by S&P of the long term unsecured debt rating of such Downgrade Tenant if Moody’s or Fitch maintains a long term unsecured debt rating of such Tenant and such rating has not been downgraded by two (2) or more notch levels in one or more steps from the ratings levels published by such Rating Agency as of the date hereof.
     “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
     “Eligible Assignee” means any Person that is: (a) an Existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to Administrative Agent.
     “Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from two (2) of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “AA” (or its equivalent) from two (2) of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by Administrative Agent.
     “Embargoed Person” shall have the meaning set forth in Section 3.28 hereof.
     “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Administrative Agent and each Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.
     “Event of Default” shall have the meaning set forth in Section 10.1 hereof.
     “Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.
     “Existing Lender” shall mean, individually and/or collectively, as the context may require, each Lender hereunder as of the date of determination.

     “Existing Property Lease” shall mean (i) the Igloo Lease, (ii) the Home Depot Lease, (iii) the Cigna Lease, (iv) the AT&T Lease and (v) the Experian Lease.
     “Experian” shall mean Experian Marketing Solutions, Inc., a Delaware corporation (its successors and/or assigns).
     “Experian Lease” shall mean that certain Lease Agreement, dated as of July 23, 2009, between XP Property LLC (as predecessor-in-interest to Schaumburg Borrower) and Experian (as amended, modified or supplemented from time to time).
     “Exxon” shall mean Exxon Mobil Corporation (its successors and/or assigns).
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent.
     “Fees” shall mean any fees payable by the Borrower to Administrative Agent and/or any Lender hereunder or under any other Loan Document.
     “Fitch” shall mean Fitch, Inc.
     “Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.
     “Foreign Lender” shall mean a Lender organized under the laws of a jurisdiction outside the United States of America
     “Foreign Taxes” shall have the meaning set forth in Section 2.5 hereof.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
     “GE” shall mean General Electric Capital Corporation, a Delaware corporation (its successors and/or assigns).
     “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, having authority over Borrower, Guarantor, Administrative Agent, any Lender and/or the Property.
     “Gross Rents” shall mean an amount equal to annual rental income reflected in a current rent roll for all Tenants paying rent pursuant to Leases which are in full force and effect, less the annual rental income for any Tenant in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction.
     “Guarantor” shall mean Cole Credit Property Trust III, Inc., a Maryland corporation.
     “Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.
     “Home Depot” shall mean Home Depot U.S.A., Inc., a Delaware corporation (its successors and/or assigns).
     “Home Depot Development Agreement” shall mean that certain Development Agreement, dated as of September 4, 2009, between HD Phoenix, LLC (as predecessor-in-interest to Tolleson Borrower) and Home Depot (as amended, modified or supplemented from time to time).
     “Home Depot Lease” shall mean that certain Triple Net Lease Agreement, dated as of September 4, 2009, between HD Phoenix, LLC (as predecessor-in-interest to Tolleson Borrower) and Home Depot (as amended, modified or supplemented from time to time).
     “Igloo” shall mean Igloo Products Corp., a Delaware corporation (its successors and/or assigns).
     “Igloo Lease” shall mean that certain Build-to-Suite Lease Agreement, dated as of December 19, 2003, between USAA (as predecessor-in-interest to Katy Borrower) and Igloo (as amended, modified or supplemented from time to time).
     “Immediate Repairs” shall have the meaning set forth in Section 4.24 hereof.
     “Improvements” shall mean, individually and/or collectively (as the context requires), the “Improvements” as defined in each applicable Security Instrument.
     “Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
     “Indemnifiable Amounts” shall have the meaning set forth in Section 11.8 hereof.

     “Indemnified Parties” shall mean (a) Administrative Agent and any Affiliate of Administrative Agent, (b) each Lender, (c) any successor owners or holders of the Loan or participations in the Loan pursuant to Sections 11.14 and/or 11.15 hereof, (d) any investor or any prior investor in the Loan, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.
     “Independent Director” shall have the meaning set forth in Section 5.2 hereof.
     “Individual Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite the name of such Lender on Exhibit C attached hereto and made a part hereof or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced or increased from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by any Lender effectuated in accordance with the provisions of Section 11.15 hereof.
     “Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.”
     “Interest Accrual Period” shall mean the period beginning on the fifth (5th) day of each calendar month during the term of the Loan and ending on (but including) the fourth (4th) day of the next succeeding calendar month.
     “Interest Bearing Accounts” shall mean the Leasing Reserve Account.
     “Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.5 hereof.
     “Interest Rate Protection Agreement” shall mean, as applicable, an interest rate swap agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Administrative Agent between Borrower and an Acceptable Counterparty or a Replacement Interest Rate Protection Agreement.
     “Interest Rate Protection Breakage Costs” shall have the meaning set forth in Section 2.8(f) hereof.
     “Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.
     “Insurance Account” shall have the meaning set forth in Section 8.6 hereof.

     “Insurance Premiums” shall have the meaning set forth in Section 7.1(b) hereof.
     “IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.
     “JP Morgan Loan” shall mean Borrowing Base Revolving Line of Credit, dated as of January 6, 2010, by and among Cole REIT III Operating Partnership, LP and each of the referenced project Borrowers set forth therein, jointly and severally, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, US Bank National Association, as sole syndication agent, RBS Citizens, N.A., d/b/a Charter One, as co-documentation agent, Comerica Bank, as Co-documentation agent, the referenced lenders therein and JP Morgan Securities Inc., as sole bookrunnder and sole lead arranger.
     “Katy Property” shall mean the Individual Property more particularly set forth on Exhibit F-2, attached hereto and incorporated herein for all purposes, together with all improvements thereon and other property as more particularly described in the Katy Security Instrument.
     “Katy Security Instrument” shall mean that certain first priority Deed of Trust and Security Agreement (and Fixture Filing), dated as of the Closing Date, executed and delivered by Katy Borrower to Ronald J. Dold, for the benefit of Secured Party, for the benefit of Lenders, as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Land” shall mean, individually and/or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument.
     “Lease” shall mean any and all leases, subleases, rental agreements, and other similar agreements providing a comparable right of use, enjoyment or occupancy, whether or not in writing, of the Land and/or the Improvements heretofore or hereafter entered into by Borrower (or a predecessor-in-interest to Borrower) and all extensions, amendments, modifications and supplements thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors Rights Laws.
     “Leasing Reserve Account” shall have the meaning set forth in Section 8.3 hereof.
     “Leasing Reserve Funds” shall have the meaning set forth in Section 8.3 hereof.
     “Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.3 hereof.
     “Lender” and “Lenders” shall have the meaning set forth in the Recitals hereof.
     “Lender’s Pro-Rata Portion” shall mean, as to all Lenders, an amount equal to the product of (i) Available Funds times (ii) a fraction, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the sum of (x) the outstanding principal balance of the Loan and (y) the Interest Rate Protection Breakage Costs; and as to any Lender, such Lender’s Pro-Rata Share of the Lender’s Pro-Rata Portion.

     “Lending Office” means, for each Lender, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
     “LIBOR” means, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of one percent (0.001%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Administrative Agent shall request the principal London office of any four major reference banks in the London interbank market selected by Administrative Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations, and (ii) if fewer than two such quotations in clause (i) are so provided, Administrative Agent shall request any three major banks in New York City selected by Administrative Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Administrative Agent’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error.
     “LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.
     “LIBOR Rate” shall mean the sum of (i) the Adjusted LIBOR Rate and (ii) the LIBOR Spread.
     “LIBOR Spread” shall mean two and fifty hundredths percent (2.50%).
     “Loan” shall mean that certain loan in the original principal amount of the Loan Amount by the Lenders to Borrower pursuant to this Agreement.
     “Loan Amount” shall mean $105,000,000.00.
     “Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Collateral Assignment of Interest Rate Protection Agreement and all other documents executed and/or delivered in connection with the Loan.
     “Loan Party” shall mean each of the Borrower and Guarantor.
     “Loan-To-Value Ratio” shall mean a percentage calculated by multiplying (i) a fraction, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the value of all applicable Individual Properties based on current Appraisals thereof, by (ii) one hundred (100) percent.
     “Lockout Release Date” shall mean September 5, 2012.
     “London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
     “Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense).
     “Major Lease” shall mean, as to each Individual Property, (i) each Existing Property Lease, (ii) any Lease which, individually or when aggregated with all other Leases at the applicable Individual Property with the same Tenant or its Affiliate, either (A) accounts for twenty percent (20%) or more of the total rental income for the applicable Individual Property, or (B) demises twenty percent (20%) or more of the applicable Individual Property’s gross leasable area, (iii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the applicable Individual Property, or (iv) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii) and/or (iii) above.
     “Management Agreement” shall mean that certain Property Management and Leasing Agreement dated as of October 8, 2008, by and between Cole REIT III Operating Partnership, LP, Cole Credit Property Trust III, Inc. and Manager, pursuant to which Manager is to provide management and other services with respect to the Property or any portion thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, but only to the extent the same relates to the Property or any portion thereof.
     “Manager” shall mean (i) Cole Realty Advisors, Inc., an Arizona corporation or (ii) such other entity selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents.
     “Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, operations or financial condition of Borrower or Guarantor taken as a whole, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (iv) the ability of Borrower to perform its obligations under the Security Instrument or the other Loan Documents.
     “Maturity Date” shall mean September 5, 2015, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
     “Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Member” is defined in Section 5.1 hereof.
     “Minimum Disbursement Amount” shall mean Ten Thousand and No/100 Dollars ($10,000).
     “Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.
     “Monthly Payment Amount” shall have the meaning set forth in Section 2.6 hereof.
     “Monthly Payment Date” shall mean the fifth (5th) day of every calendar month occurring during the term of the Loan, commencing with the Monthly Payment Date occurring in October 2010.
     “Monthly Swap Payment” shall mean Borrower’s obligation to make payments to the Counterparty pursuant to Section 2 of the ISDA Master Agreement entered into by Borrower and Counterparty in connection with the Interest Rate Protection Agreement.
     “Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.
     “Moody’s” shall mean Moody’s Investor Service, Inc.
     “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds (other than Rent Loss Proceeds, but subject to the terms of Section 7.1(a)(iii) hereof) payable to Borrower (pursuant to the applicable Lease and/or applicable SNDA) as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award payable to Borrower (pursuant to the applicable Lease and/or applicable SNDA), after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.
     “Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.
     “New Manager” shall have the meaning set forth in Section 4.15 hereof.
     “New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Administrative Agent and otherwise in form and substance acceptable to Administrative Agent.
     “Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.
     “Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Administrative Agent for the benefit of Lenders by Morris, Manning & Martin, LLP in connection with the closing of the Loan.

     “Note” shall mean, individually and/or collectively, as the context may require, each of those certain Promissory Notes in the form of Exhibit D attached hereto and made a part hereof, made by Borrower in favor of each Lender which now, or may in the future become, a party hereto in an amount equal to such Lender’s Individual Loan Commitment, payable for the account of such Lender’s Lending Office, which Notes shall evidence the Loan and shall have an aggregate principal amount equal to $105,000,000.00, as each of the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.
     “OFAC” shall have the meaning set forth in Section 3.29 hereof.
     “Officer’s Certificate” shall mean a certificate delivered to Administrative Agent, for the benefit of Lenders, by Borrower which is signed by Responsible Officer of Borrower.
     “Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP (or such other basis of accounting acceptable to Administrative Agent and consistently applied), of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) utilities, ordinary repairs and maintenance, insurance, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees (equal to the greater of (x) two percent (2%) the sum of (1) Reimbursements and Other Operating Income for the trailing twelve (12) month period plus (2) Gross Rents or (y) actual management fees payable under the Management Agreement), operational equipment or other lease payments as expressly permitted by the terms hereof, but specifically excluding (i) depreciation, (ii) amortization (i.e., depreciation of lease assets), (iii) Debt Service, (iv) non-recurring or extraordinary expenses, (v) costs to acquire the Property, (vi) prepayments of principal (to the extent permitted under this Agreement) and (vii) deposits into the Reserve Funds, (b) normalized capital expenditures with respect to the Illinois Property equal to $0.25 per square foot per annum, (c) normalized capital expenditures, with respect to the Dallas Property equal to $0.25 per square foot per annum, (d) normalized capital expenditures with respect to the Plano Property equal to $0.25 per square foot per annum, (e) normalized capital expenditures with respect to the Katy Property equal to $0.10 per square foot per annum and (f) normalized tenant improvement and leasing commission expenditures with respect to the Dallas Property equal to $364,298.00 per annum and (g) normalized tenant improvement and leasing commission expenditures with respect to the Katy Property equal to $254,355.00 per annum.
     “Operating Partnership” shall mean Cole REIT III Operating Partnership, LP, a Delaware limited partnership.
     “Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property or any part thereof, now or hereafter levied or assessed or imposed against the Property or any part thereof.
     “Participant” shall have the meaning set forth in Section 11.14 hereof.

     “Patriot Act” shall have the meaning set forth in Section 3.29 hereof.
     “Periodic Treasury Yield” shall mean the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Lockout Release Date (or if two or more such securities have maturity dates equally close to the Lockout Release Date, the average annual yield to maturity of all such securities), as reported in the The Wall Street Journal or other authoritative publication or news retrieval service on the fifth (5th) Business Day preceding the prepayment date.
     “Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, including, without limitation, any REA, (c) liens, if any, for Taxes imposed by any Governmental Authority or any Other Charges not yet due or delinquent, (d) the Leases existing as of the date hereof and any Leases entered into after the date hereof in accordance with Section 4.14 hereof, and, subject to the terms of the Loan Documents and any applicable SNDAs, any liens that the Tenants under such Leases are allowed to suffer, contest or create pursuant to the express terms of such Leases, but only to the extent and for the duration so expressly allowed, and (e) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in Administrative Agent’s sole discretion.
     “Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into by Borrower or Manager with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.
     “Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Administrative Agent, or any of its Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
     (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (ii) Federal Housing Administration debentures;
     (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations) the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to Administrative Agent); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to Administrative Agent); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to Administrative Agent) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to Administrative Agent) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to Administrative Agent) for money market funds; and
     (ix) demand deposits with Wells Fargo and any other security, obligation or investment which has been approved as a Permitted Investment in writing by Administrative Agent;
     provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.
     “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Personal Property” shall mean, individually and/or collectively (as the context requires), the “Personal Property” as defined in each applicable Security Instrument.
     “Plano Property” shall mean the Individual Property more particularly set forth on Exhibit F-3, attached hereto and incorporated herein for all purposes, together with all improvements thereon and other property as more particularly described in the Plano Security Instrument.

     “Plano Security Instrument” shall mean that certain first priority Deed of Trust and Security Agreement (and Fixture Filing), dated as of the Closing Date, executed and delivered by Plano Borrower to Ronald J. Dold, for the benefit of Secured Party, for the benefit of Lenders, as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Policies” shall have the meaning specified in Section 7.1 hereof.
     “Post-Foreclosure Plan” shall have the meaning set forth in Section 11.4 hereof.
     “Prepayment Premium” shall mean, with respect to any prepayment of the outstanding principal amount of the Loan occurring (i) on or after the Lockout Release Date and through and including September 4, 2013, a payment to Administrative Agent for the account of Lenders in an amount equal to two percent (2.0%) of the principal amount of the Loan being prepaid, (ii) on or after September 5, 2013 and through and including September 4, 2014, a payment to Administrative Agent for the account of Lenders in an amount equal to one percent (1.0%) of the principal amount of the Loan being prepaid, (iii) on or after September 5, 2014 and through and including March 4, 2015, a payment to Administrative Agent for the account of Lenders in an amount equal to fifty hundredths percent (0.50%) of the principal amount of the Loan being prepaid and (iv) thereafter, a payment to Administrative Agent for the account of Lenders in an amount equal to zero percent (0.00%) of the principal amount of the Loan being prepaid. The Prepayment Premium shall be calculated by Administrative Agent and shall be conclusive and binding on Borrower and Lenders absent manifest error.
     “Prime Rate” shall mean the annual rate of interest publicly announced by Wells Fargo Bank, N.A. in San Francisco, California, as its prime rate, as such rate shall change from time to time. If Wells Fargo Bank, N.A. ceases to announce a prime rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100 of 1%. If The Wall Street Journal ceases to publish the “Prime Rate,” Administrative Agent shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Administrative Agent shall select a comparable interest rate index.
     “Pro Rata Share” shall mean, with respect to each Lender, the ratio of such Lender’s Individual Loan Commitment to the Loan Amount. As of the date hereof, the Lenders’ respective Pro Rata Shares are set forth on Exhibit C attached hereto and made a part hereof.
     “Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.
     “Property” and “Properties” shall mean, individually and/or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.
     “Property Documents” shall mean, individually and/or collectively, as the context may require, each REA and the Condominium Documents.

     “Property Document Event” shall mean, with respect to any Individual Property, any event within Borrower’s reasonable control under or with respect to any Property Document (which shall include Borrower’s obligation to enforce any of Borrower’s rights under a Property Document) which would, directly or indirectly, (i) cause a termination right, right of first refusal, right of first offer or any other similar right under the Property Documents or (ii) cause a Material Adverse Effect; provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Requisite Lenders’ prior written consent (which must include the consent of any Lender then acting as Administrative Agent), such consent not to be unreasonably withheld, conditioned or delayed, is obtained with respect to the same.
     “Protective Advances” shall mean all sums expended as reasonably determined by Administrative Agent to be necessary or appropriate after Borrower fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens on the Property and the instruments evidencing the Debt; (b) to prevent the value of the Property, or any portion thereof, from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Property to lose value); or (c) to protect the Property, or any portion thereof, from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Sections 7.1(g) and 10.2(f) hereof.
     “Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.
     “Qualified Manager” shall have the meaning set forth in the Assignment of Management Agreement.
     “Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Dominion, or any successor thereto or any other nationally-recognized statistical rating agency which has been approved by Administrative Agent.
     “REA” shall mean, individually and/or collectively (as the context may require), each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property (or any portion thereof) as more particularly described on Schedule IV hereto and any future reciprocal easement or similar agreement affecting the Property (or any portion thereof) entered into in accordance with the applicable terms and conditions hereof.
     “Reimbursements and Other Operating Income” shall mean all income, computed in accordance with GAAP (or such other basis of accounting acceptable to Administrative Agent and consistently applied), derived from the ownership and operation of the Property from whatever source, including, but not limited to, common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, other required pass-throughs, percentage rent, rent concessions or credits, if any, business interruption or other loss of income or rental insurance proceeds, and other miscellaneous income, but excluding Gross Rents, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts and/or reserve accounts required pursuant to this Agreement or the other Loan Documents, insurance proceeds (other than business interruption or other loss of income or rental insurance), Awards, unforfeited security deposits, utility and other similar deposits, income from Tenants not paying rent, income from Tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Funds.
     “Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.
     “Rent Roll” shall have the meaning set forth in Section 3.17 hereof.
     “Rents” shall have the meaning set forth in the Security Instrument.
     “Replacement Interest Rate Protection Agreement” means an interest rate swap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Protection Agreement except that the same shall be effective in connection with replacement of the Interest Rate Protection Agreement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided that to the extent any such interest rate protection agreement does not meet the foregoing requirements, a “Replacement Interest Rate Protection Agreement” shall be such interest rate swap agreement approved in writing by Administrative Agent.
     “Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.
     “Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.
     “Requisite Lenders” shall mean, as of any date, Lenders (which must include any Lender then acting as Administrative Agent) having at least 66-2/3% of the aggregate amount of the Individual Loan Commitments; provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Pro Rata Shares of the Loan of the Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of the Loan of such Defaulting Lenders, and (b) at all times when two (2) or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two (2) Lenders.
     “Reserve Accounts” shall mean the Tax Account, the Insurance Account, the Leasing Reserve Account or any other escrow account established by this Agreement or the other Loan Documents.
     “Reserve Funds” shall mean the Tax and Insurance Funds, the Leasing Reserve Funds or any other escrow funds established by this Agreement or the other Loan Documents.
     “Reserve Percentage” shall mean the rates (expressed as a decimal) of reserve requirements applicable to any Lender on the date two (2) London Business Days prior to the beginning of such Interest Accrual Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of any Governmental Authority as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits). The determination of the Reserve Percentage shall be based on the assumption that Lenders funded 100% of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Reserve Percentage during an Interest Accrual Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Percentages, or differing Reserve Percentages, on one or more but not all of the holders of the Loan or any participation therein, Administrative Agent may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Percentage which shall be used in the computation of the Reserve Percentage. Administrative Agent’s computation of the Reserve Percentage shall be determined conclusively by Administrative Agent and shall be conclusive and binding on Borrower and each Lender for all purposes, absent manifest error.
     “Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person (or of the manager, general partner, or similar authorized party of such Person, as applicable) or such other similar officer of such Person reasonably acceptable to Administrative Agent and appropriately authorized by the applicable Person in a manner reasonably acceptable to Administrative Agent.
     “Restoration” shall have the meaning set forth in Section 7.2 hereof.
     “Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.
     “Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to three percent (3%) of the outstanding principal balance of the Allocated Loan Amount attributable to such Individual Property.
     “Restricted Account” shall have the meaning set forth in Section 9.1 hereof.
     “Restricted Account Agreement” shall mean that certain Restricted Account Agreement by and among Borrower, Administrative Agent and Wells Fargo Bank, National Association (in its capacity as “Bank” thereunder) dated as of the date hereof.
     “Restricted Party” shall have the meaning set forth in Section 6.1 hereof.
     “Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.
     “Schaumburg Property” shall mean the Individual Property more particularly set forth on Exhibit F-4, attached hereto and incorporated herein for all purposes, together with all improvements thereon and other property as more particularly described in the Illinois Security Instrument.
     “Security Instrument” and “Security Instruments” shall mean individually and/or collectively (as the context requires), (i) the Texas Security Instrument, (ii) that certain Deed of Trust and Security Agreement (and Fixture Filing), dated as of the date hereof, given by Tolleson

Borrower, as trustor, to First American Title Insurance Company, as trustee, for the benefit of Administrative Agent, as beneficiary (the “Arizona Security Instrument”)and (iii) that certain Mortgage and Security Agreement (and Fixture Filing), dated as of the date hereof, given by Schaumburg Borrower, as mortgagor, to Administrative Agent, as mortgagee (the “Illinois Security Instrument”), each given as security for the Loan and encumbering the applicable Individual Properties described therein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Severed Loan Documents” shall have the meaning set forth in Article 10.
     “Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance acceptable to Administrative Agent.
     “SNDA” shall mean any subordination, non-disturbance and attornment agreement entered into by Administrative Agent (on behalf of Lenders) with any Tenant.
     “Special Member” shall have the meaning set forth in Section 5.1 hereof.
     “Spread Maintenance Premium” shall mean, with respect to any prepayment of the outstanding principal amount of the Loan on or prior to the Lockout Release Date, a payment to Administrative Agent for the account of Lenders in an amount equal to the sum of the present value of each future installment of interest that would be payable under the Loan on the outstanding principal amount of the Loan from the date of such prepayment through the Lockout Release Date, assuming an interest rate equal to the LIBOR Spread, such future installments of interest to be discounted at an interest rate per annum equal to the Periodic Treasury Yield.
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “State” shall mean the applicable state in which the applicable Individual Property is located.
     “Strike Price” shall mean two and twenty-two hundredths percent (2.22%).
     “Surface Use Agreement” shall mean that certain Surface Use Agreement, dated as of October 26, 1979, between Igloo and Exxon (as the same has been or may be further amended, modified or supplemented from time to time).
     “Swap Payment Account” shall have the meaning set forth in Section 9.1 hereof.
     “Syndication Agent” shall have the meaning set forth in the Recitals hereof.
     “Tax Abatement Agreements” shall mean, collectively, (i) that certain Tax Abatement Agreement (Amended), dated as of May 25, 2010, by and between Katy Borrower and the County of Waller, Texas (which amended that certain Tax Abatement Agreement, dated as of January 27, 2004, by and between USAA and the County of Waller, Texas) and (ii) that certain Real Property Tax Abatement Agreement, effective as of December 31, 2001, by and between

USAA (as predecessor-in-interest to Dallas Borrower) and the City of Dallas, Texas, as assigned by USAA to Dallas Borrower pursuant to that certain Assignment and Assumption, dated as of May 28, 2010.
     “Tax Account” shall have the meaning set forth in Section 8.6 hereof.
     “Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.
     “Taxes” shall mean all taxes, assessments, water rates, sewer rents, business improvement district or other similar assessments and other governmental impositions, now or hereafter levied or assessed or imposed against the Property or any part thereof.
     “Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.
     “Texas Security Instrument” shall mean, collectively, the Dallas Security Instrument, the Katy Security Instrument and the Plano Security Instrument.
     “Title Insurance Policy” shall mean those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the Security Instruments.
     “Tolleson Property” shall mean the Individual Property more particularly set forth on Exhibit F-5, attached hereto and incorporated herein for all purposes, together with all improvements thereon and other property as more particularly described in the Arizona Security Instrument.
     “Transfer Authorizer Designation Form” shall mean a form substantially in the form of Exhibit E attached hereto and made a part hereof to be delivered to Administrative Agent on the date hereof, as the same may be amended, restated or modified from time to time with the prior written approval of Administrative Agent.
     “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
     “Underwritable Cash Flow” shall mean an amount calculated by Administrative Agent on a monthly basis equal to the projected annualized Gross Rents plus the Reimbursements and Other Operating Income, less the trailing twelve (12) months Operating Expenses, each of which shall be subject to adjustment for items of a non-recurring nature. Administrative Agent’s review of Borrower’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Reimbursements and Other Operating Income or Operating Expenses) shall be performed by Administrative Agent in good faith and shall be conclusive and binding on Borrower and Lenders absent manifest error.
     “USAA” shall mean USAA Real Estate Limited Partnership.
     “U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

     “Wells Fargo” shall mean Wells Fargo Bank, National Association, in its individual capacity as a Lender and not as Administrative Agent.
     “Work” shall mean any work performed and to be paid from the disbursement from the applicable Reserve Account.
     “Work Charge” shall have the meaning set forth in Section 4.16(a) hereof.
     Section 1.2 Principles of Construction.
     All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2.
GENERAL TERMS
     Section 2.1 Loan Commitment; Disbursement to Borrower .
     Section 2.2 The Loan . Subject to and upon the terms and conditions set forth herein, Lenders hereby agree to make and Borrower hereby agrees to accept the Loan on the Closing Date.
     Section 2.3 Disbursement to Borrower . Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.
     Section 2.4 The Note and the other Loan Documents . The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, the Security Instrument and the other Loan Documents.
     Section 2.5 Interest Rate.
          (a) Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.
          (b) Interest Calculation. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis.

          (c) Determination of Interest Rate.
               (i) The Interest Rate with respect to the Loan shall be: (A) the LIBOR Rate with respect to the applicable Interest Accrual Period for a LIBOR Loan or (B) the Base Rate for a Base Rate Loan if the Loan is converted to a Base Rate Loan pursuant to the provisions hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Base Rate Loan.
               (ii) Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at the LIBOR Rate for the applicable Interest Accrual Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective pursuant to the terms of this Article 2. Each determination by Administrative Agent of the Interest Rate shall be conclusive and binding upon Borrower and each Lender for all purposes absent manifest error.
               (iii) In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower and each Lender absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Administrative Agent shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower and each Lender at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Accrual Period, to a Base Rate Loan.
               (iv) If, pursuant to the terms hereof, any portion of the Loan has been converted to a Base Rate Loan and Administrative Agent shall determine (which determination shall be conclusive and binding upon Borrower and each Lender absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Administrative Agent shall give notice by telephone of such determination, confirmed in writing, to Borrower and each Lender at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding Base Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Accrual Period.
               (v) All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”) excluding income taxes and franchise and branch profits taxes imposed by the jurisdiction under the laws of which Administrative Agent or any Lender is organized or any political subdivision or taxing authority thereof or therein or imposed by the jurisdiction of Administrative Agent’s or any Lender’s applicable lending office where Administrative Agent or any Lender is resident or engaged in business or any political subdivision or taxing authority thereof or therein. If any Foreign Taxes are required to be withheld from any amounts payable to Administrative Agent and/or Lenders hereunder, the amounts so payable to the applicable party shall, following prompt written notice of such increase to Borrower, be increased to the extent necessary to yield to Administrative Agent and/or such Lenders, as applicable (after payment of all Foreign Taxes), interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Administrative Agent an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Administrative Agent and each Lender for any incremental taxes, interest or penalties that may become payable by Administrative Agent and/or any Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Administrative Agent the required receipts or other required documentary evidence.
               (vi) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lenders to make or maintain a LIBOR Loan as contemplated hereunder (A) the obligation of Lenders hereunder to make a LIBOR Loan or to convert a Base Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan shall be converted automatically to a Base Rate Loan on the last day of the then current Interest Accrual Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay to Administrative Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for any reasonable costs incurred by such Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Such notice (which shall be sent by Administrative Agent on behalf of such Lender) of such costs, as certified to Borrower, shall be conclusive absent manifest error.
               (vii) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Administrative Agent and/or any Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
(A)	shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of LIBOR hereunder;

(B)	shall hereafter have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by any amount deemed by such Lender to be material; or

(C)	shall hereafter impose on Administrative Agent and/or any Lender any other condition affecting this Agreement or LIBOR and the result of any of the foregoing is to increase the cost to Administrative Agent and/or any Lender of making, renewing or maintaining the Loan or to reduce any amount receivable hereunder;
     then, in any such case, Borrower shall promptly pay to Administrative Agent for its account or the account of such Lender, upon demand, any additional amounts necessary to compensate Administrative Agent or such Lender, as applicable, for such additional cost or reduced amount receivable which Administrative Agent or such Lender deems to be material as determined by Administrative Agent or such Lender. If Administrative Agent or such Lender becomes entitled to claim any additional amounts pursuant to this subsection, Administrative Agent (for itself or on behalf of any such Lender) shall provide Borrower with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Administrative Agent and/or such Lender for such additional cost or reduced amount together with a certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Administrative Agent (for itself or on behalf of any such Lender) to Borrower (which certificate shall be conclusive in the absence of manifest error). Subject to the terms of Section 12.5 hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
               (viii) Subject to the terms of Article 13 hereof, Borrower agrees to indemnify Administrative Agent and each Lender and to hold Administrative Agent and each Lender harmless from any loss or expense which Administrative Agent and/or any Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that is not the last day of an Interest Accrual Period, including, without limitation, such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Base Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Administrative Agent or any Lender from any loss or expense arising from Administrative Agent’s or such Lender’s willful misconduct or gross negligence. Subject to the terms of Section 12.5 hereof, this provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
               (ix) Neither Administrative Agent nor any Lender shall be entitled to claim compensation pursuant to this subsection for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Administrative Agent (for itself and/or on behalf of any Lender) notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Administrative Agent and/or such Lender, as applicable, under this subsection, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
               (x) Administrative Agent and Lenders will use commercially reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under this subsection, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or affiliate of the applicable Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (A) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (B) would not be disadvantageous in any other respect to the applicable Lender as determined by such Lender in its sole discretion.
               (xi) Tax Forms. Prior to the date that any Lender organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Lender shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the IRS Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such Lender shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to subsection (v) above to any Lender that is organized under the laws of a jurisdiction outside of the United States of America if such Lender fails to comply with the requirements of this subsection. If any such Lender fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the IRS Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the repayment of Debt and the resignation or replacement of the Administrative Agent.

          (d) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
          (e) Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Administrative Agent or any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (but not subject to any Prepayment Premium or Spread Maintenance Premium) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Administrative Agent or any Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     Section 2.6 Loan Payments.
          (a) Payment Before Maturity. Borrower shall make a payment to Administrative Agent for the account of each Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the Interest Accrual Period in which the Closing Date occurs (unless the Closing Date is on a Monthly Payment Date, in which case no such separate payment of interest shall be due). Borrower shall pay to Administrative Agent for the account of each Lender on each Monthly Payment Date the interest accrued on the Loan for the preceding Interest Accrual Period (each such payment, the “Monthly Payment Amount”).
          (b) Payment on Maturity. Borrower shall pay to Administrative Agent for the account of each Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.
          (c) Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Administrative Agent for the account of each Lender promptly following demand therefor an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Administrative Agent and Lenders in handling and processing such delinquent payment and to compensate Administrative Agents and Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

          (d) Method and Place of Payment.
          (i) Except as otherwise specifically provided herein and subject to the provisions of Section 9.5 hereof, all payments and prepayments under this Agreement and the Note shall be made to Administrative Agent not later than 11:00 A.M., California time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Administrative Agent’s office, and any funds received by Administrative Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
          (ii) Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid by Administrative Agent to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender on the Business Day on which Administrative Agent is in receipt of such amounts (provided the same are received on such Business Day not later than 11:00 A.M., California time), the Administrative Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Rate from time to time in effect beginning on such Business Day.
          (iii) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.
          (iv) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
     Section 2.7 Prepayments.
          (a) Voluntary Prepayments. Prior to the Lockout Release Date, the outstanding principal amount of the Loan may not be prepaid in whole or in part. After the Lockout Release Date, provided no Event of Default has occurred and is continuing, Borrower may, at its option and upon not less than thirty (30) days prior revocable notice (the “Prepayment Notice”) to Administrative Agent, prepay the Debt in whole but not in part; provided that such prepayment is accompanied by the Prepayment Premium, if any. Administrative Agent shall not be obligated to accept any prepayment for the account of Lenders unless it is accompanied by the Prepayment Premium, if any, due in connection therewith. Any prepayment received by Administrative Agent on a date other than the last day of any Interest Accrual Period shall include interest which would have accrued from such date of prepayment through and including the last day of the Interest Accrual Period during which such prepayment is being made (such amounts, the “Interest Shortfall”). Additionally, Borrower shall pay the Prepayment Premium, any Interest Rate Protection Breakage Costs and any Breakage Costs in connection with any prepayment of the Loan. Any partial prepayment made in accordance with this Section 2.7 shall be applied in accordance with the definition of Allocated Loan

Amount. Borrower hereby agrees that in the event Borrower delivers a Prepayment Notice and fails to prepay the Loan in accordance with the Prepayment Notice and the terms of this Section 2.7 (a “Prepayment Failure”), Borrower shall indemnify Administrative Agent and Lenders from and against, and shall be responsible for, all Losses (including any breakage costs) incurred by Administrative Agent and Lenders with respect to any such Prepayment Failure, provided that such indemnity shall not, as to Administrative Agent or any Lender, be available to the extent that such Losses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, illegal acts, bad faith or willful misconduct of such Person.
          (b) Mandatory Prepayments. On each date on which Administrative Agent actually receives a distribution of Net Proceeds for the account of Lenders, and if such Net Proceeds are not made available to Borrower for Restoration, Borrower shall, prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall, any Interest Rate Protection Breakage Costs and any Breakage Costs and such prepayment shall be applied to the Debt in accordance with Section 7.4(c) hereof. Any prepayment received by Administrative Agent, pursuant to this Section 2.7(b), on a date other than the last day of an Interest Accrual Period, at Borrower’s request, shall be held by Administrative Agent as collateral security for the Loan in an interest-bearing account (bearing interest at a rate established by Administrative Agent or its servicing agent, which may or may not be the highest rate then available), with such interest accruing to the benefit of Borrower (and shall be taxable to Borrower), with such prepayment being applied by Administrative Agent on the last day of the Interest Rate Accrual Period in which such prepayment was received. No Prepayment Premium shall be due in connection with any prepayment made pursuant to this Section 2.7(b).
          (c) Prepayments After Default. If during the continuance of an Event of Default (and prior to the Lockout Release Date), payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, then Borrower, such purchaser at foreclosure or other Person shall pay, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents, (i) an amount equal to the greater of (x) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (y) the Spread Maintenance Premium, (ii) any Interest Shortfall, (iii) any Breakage Costs, and (iv) any Interest Rate Protection Breakage Costs.
     Section 2.8 Interest Rate Protection Agreement.
          (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Protection Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Protection Agreement (i) shall be in a form and substance reasonably acceptable to Administrative Agent, (ii) shall be with an Acceptable Counterparty, (iii) shall be for a period equal to the term of the Loan and (iv) shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Protection Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof. Additionally, Borrower shall collaterally assign to Administrative Agent, for the benefit of Lenders, pursuant to the Collateral Assignment of Interest Rate Protection Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement, and shall deliver to Administrative Agent an executed counterpart of such Interest Rate Protection Agreement (which shall, by its terms, authorize the assignment to Administrative Agent for the benefit of Lenders and require that payments be deposited directly into the Cash Management Account).
          (b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. All amounts paid by the Counterparty under the Interest Rate Protection Agreement to Borrower or Administrative Agent for the benefit of Lenders shall be deposited immediately into the Cash Management Account. Borrower shall take all actions reasonably requested by Administrative Agent to enforce Administrative Agent’s and any Lender’s rights under the Interest Rate Protection Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.
          (c) If at any time (i) Wells Fargo Bank, N.A. or any of its affiliates is not both “Administrative Agent” and a “Lender” under the Loan, or (ii) Wells Fargo Bank, N.A. or any of its affiliates is not the Counterparty, then, in the event there is any downgrade, withdrawal or qualification of the rating of the Counterparty by S&P or Moody’s, Borrower shall replace the Interest Rate Protection Agreement with a Replacement Interest Rate Protection Agreement not later than twenty (20) Business Days following receipt of notice from Administrative Agent of such downgrade, withdrawal or qualification.
          (d) In the event that Borrower fails to purchase and deliver to Administrative Agent the Interest Rate Protection Agreement or fails to maintain the Interest Rate Protection Agreement in accordance with the terms and provisions of this Agreement, Administrative Agent may purchase the Interest Rate Protection Agreement and the cost incurred by Administrative Agent in purchasing such Interest Rate Protection Agreement shall be paid by Borrower to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is reimbursed by Borrower to Administrative Agent.
          (e) In connection with the Interest Rate Protection Agreement, Borrower shall use commercially reasonable efforts to obtain and deliver to Administrative Agent an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Administrative Agent and its successors and assigns for the benefit of Lenders and their successors and assigns may rely) which shall provide, in relevant part, that:
     (i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;
     (ii) the execution and delivery of the Interest Rate Protection Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
     (iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
     (iv) the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     (f) Borrower shall pay to Administrative Agent any losses (including, without limitation, loss of bargain), costs (including, without limitation, cost of funding), and reasonable expenses that Administrative Agent or Lenders may incur as a result of any default in performance of, or the termination of the obligations of Borrower pursuant to the Interest Rate Protection Agreement, if any (“Interest Rate Protection Breakage Costs”). The Interest Rate Protection Breakage Costs shall be due and payable by Borrower pursuant to the terms of the Interest Rate Protection Agreement and shall be secured on a pari-passu basis by the lien of the Security Instrument.
     (g) In connection with the Interest Rate Protection Agreement, Borrower shall deliver to Administrative Agent a TIRSA SWAP Endorsement to the Title Insurance Policy in an amount satisfactory to Administrative Agent, if such endorsement is available in the applicable State.
     Section 2.9 Releases. Except as set forth in this Section 2.9, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any lien of any Security Instrument on any Individual Property.
          (a) Release of Individual Property. On and after the Lockout Release Date, Borrower may obtain the release of an Individual Property (the “Released Property”) from the lien of the applicable Security Instrument (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to the Released Property (other than those expressly stated to survive) (such release, a “Partial Release”), upon the satisfaction of each of the following conditions:

     (i) Borrower shall provide Administrative Agent with not less than ten (10) Business Days (or such shorter period as may be agreed to by Administrative Agent) prior written notice of the proposed Partial Release (a “Partial Release Notice”), which such Partial Release Notice shall be revocable by Borrower at any time without penalty so long as Borrower reimburses Administrative Agent and Lenders for any reasonable costs and expenses incurred in connection with the requested Partial Release;
     (ii) No Event of Default shall have occurred and be continuing at the time the applicable Partial Release is requested or at the time that the applicable Partial Release occurs;
     (iii) Borrower shall submit to Administrative Agent, not less than ten (10) Business Days prior to the date of the Partial Release, a release of lien (and related Loan Documents) for the Released Property for execution by Administrative Agent. Such release shall be in a form appropriate in each jurisdiction in which the Released Property is located and shall contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Administrative Agent reasonably requires to be delivered by Borrower in connection with the Partial Release, together with an Officer’s Certificate certifying that such documentation (A) is in compliance with all Legal Requirements, (B) will effect the Partial Release in accordance with the terms of this Agreement, and (C) will not impair or otherwise adversely affect the liens, security interests and other rights of Administrative Agent or Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);
     (iv) Borrower shall prepay the Loan in accordance with the applicable terms and conditions hereof, including, without limitation, Section 2.7 hereof, in an amount equal to the Adjusted Release Amount applicable to the Released Property and shall pay any Prepayment Premium, Interest Shortfall, Breakage Costs, Interest Rate Protection Breakage Costs, and all other sums then due under this Agreement, the Note and the other Loan Documents in connection with such partial prepayment. Such prepayment in the amount of the applicable Adjusted Release Amount shall, notwithstanding anything to the contrary contained herein, be applied (A) first, to reduce the Allocated Loan Amount of the Released Property to zero and (B) second, pro-rata to reduce the Allocated Loan Amounts of each Unreleased Property (defined below);
     (v) After giving effect to the Partial Release, the Debt Service Coverage Ratio for the Properties then remaining subject to the applicable Security Instruments (collectively, the “Unreleased Properties” and, each, an “Unreleased Property”) shall be equal to or greater than 1.15 to 1.00;
     (vi) After giving effect to the Partial Release, the Loan-to-Value Ratio for the Unreleased Properties shall be no greater than fifty-nine percent (59%) based upon updated Appraisals for each of the Unreleased Properties);
     (vii) Borrower shall provide Administrative Agent with reasonable evidence that, other than the Security Instrument, and any other liens permitted under this

Agreement, there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, encumbering the remaining Property remaining subject to the lien of the Security Instrument which would have priority over the lien and security interest of the remaining Security Instrument, which evidence may be in the form of a “bring down” or “date down” or other permitted endorsement of the title insurance policy issued by the title company in connection with the origination of the Loan;
     (viii) Borrower shall deliver such other documentation, instruments and/or other information with respect to the Partial Release that Lender reasonably requests; and
     (ix) Borrower shall pay all of Administrative Agent’s and Lenders’ reasonable out-of-pocket costs and expenses in connection with the Partial Release, including, without limitation, reasonable counsel fees and Appraisal costs.
          (b) Release on 100% Condemnation or Casualty. In the event of a Casualty or Condemnation whereby Net Proceeds are applied to the Debt pursuant to the terms of Section 7.4 hereof, if the Debt is reduced as the result of Administrative Agent’s receipt of proceeds with respect to a Condemnation or Casualty affecting one hundred percent (100%) of an Individual Property such that the Allocated Loan Amount for such Individual Property with respect to which the insurance proceeds or Award received is reduced to zero at Requisite Lenders’ discretion (which must include the consent of any Lender then acting as Administrative Agent) as contemplated in the definition of “Allocated Loan Amount” in Section 1.1 of this Agreement, such Individual Property shall thereupon be released by Administrative Agent from the lien of the applicable Security Instrument (and related Loan Documents).
     Section 2.10 Release Upon payment in full of the Debt, and satisfaction of all the covenants, warranties, undertakings and agreements made in this Agreement and the other Loan Documents (including, without limitation, repayment in full of the principal, interest and other amounts owing under the Note), and all obligations, if any, of Lenders for future advances have been terminated, then, and in that event only, Administrative Agent shall release upon Borrower’s request and at Borrower’s cost and expense, without representation or warranty, the Property or that portion thereof then held hereunder. The recitals of any matters or facts in any release executed hereunder shall be conclusive proof of the truthfulness thereof. To the extent permitted by law, the release may describe the grantee as “the person or persons legally entitled thereto”. Administrative Agent shall not have any duty to determine the rights of persons claiming to be rightful grantees of any release. When the Property has been fully released, the last such release shall operate as a reassignment of all future rents, issues and profits of the Property to the person or persons legally entitled thereto
     Section 2.11 Pro Rata Treatment.
     Except to the extent otherwise provided herein: (a) the borrowing from Lenders under Section 2.2 shall be made from the Lenders and each payment of the fees under this Agreement shall be paid for the account of Lenders and/or Administrative Agent, as applicable, (b) each payment or prepayment of principal of the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Individual Loan Commitments held by them, and (c) each payment of interest on the Loan by Borrower shall be made for the account of Lenders pro rata in accordance with the amounts of interest on their Individual Loan Commitments then due and payable to the respective Lenders.
     Section 2.12 Sharing of Payments, Etc.
     If a Lender shall obtain payment of any principal of its Note or of interest thereon through the exercise of any right of setoff, banker’s lien, counterclaim, or by any other means (including direct payment), and such payment results in such Lender receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to Lenders, then such Lender shall promptly purchase for cash from the other Lenders participations in the Loan in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share ratably the benefit of such payment. To such end Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Individual Loan Commitments owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
     Section 2.13 Several Obligations.
     No Lender shall be responsible for the failure of any other Lender to perform any obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to perform any obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make or to perform any obligation to be made or performed by such other Lender. The liability of each Lender hereunder shall be several and not joint.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to Administrative Agent and each Lender as of the Closing Date that:
     Section 3.1 Legal Status and Authority. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the applicable State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Individual Properties. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

     Section 3.2 Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and its applicable Affiliates and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise, required of such parties; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property or any portion thereof, Borrower’s organizational documents, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its assets or the Property is or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of each Security Instrument in appropriate land records in each applicable State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower through the undersigned authorized representative of Borrower and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor, to Borrower’s knowledge, would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditor’s Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
     Section 3.3 Litigation. There is no action, suit or proceeding, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to Borrower’s knowledge, threatened or contemplated against Borrower or Guarantor or against or affecting Borrower’s interest in the Property or any portion thereof that has not been disclosed to Administrative Agent by Borrower in writing in connection with the closing of the Loan, is not fully covered by insurance or, if determined adversely to Borrower, would have a Material Adverse Effect.
     Section 3.4 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property (or any portion thereof) is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, including, without limitation, obligations under the Leases and the Management Agreement, and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.
     Section 3.5 Financial Condition.
          (a) Borrower is solvent, and no proceeding under Creditors Rights Laws with respect to Borrower has been initiated and Borrower has received reasonably equivalent value for the granting of the Security Instrument.
          (b) No petition in bankruptcy has been filed by or against Borrower or Guarantor in the last ten (10) years, and neither Borrower nor Guarantor in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.
          (c) Borrower is not contemplating either the filing of a petition by it under any Creditor’s Rights Laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.
     Section 3.6 Disclosure. To Borrower’s knowledge, Borrower has disclosed to Administrative Agent all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
     Section 3.7 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of Section 3(42) of ERISA or 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the IRS Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
     Section 3.8 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.
     Section 3.9 Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
     Section 3.10 Borrower Information. Borrower’s principal place of business and its chief executive office as of the date hereof is 2555 E. Camelback Road, Suite 400, Phoenix, Arizona 85016. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower is not subject to back-up withholding taxes.

     Section 3.11 Status of Property.
          (a) To Borrower’s knowledge, Borrower has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of each Individual Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not presently subject to revocation, suspension, forfeiture or modification.
          (b) To Borrower’s knowledge, each Individual Property and the present and contemplated use and occupancy thereof are in material compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Applicable Law.
          (c) Each Individual Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and each Individual Property has accepted or is equipped to accept such utility service.
          (d) Each Individual Property is served by public water and sewer systems.
          (e) All public roads and streets necessary for service of and access to each Individual Property for the current or contemplated use thereof have been completed, are serviceable and are physically and legally open for use by the public. Each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the applicable Individual Property.
          (f) The Property is free from damage caused by fire or other casualty. Except for any matters disclosed in the property condition report delivered to Administrative Agent with respect to the Property, to Borrower’s knowledge the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
          (g) To Borrower’s knowledge, all costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full (other than approximately $250,000.00 remaining to be paid by USAA to various paving and roofing subcontractors for the completion of the Improvements located at the Tolleson Property). To Borrower’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

          (h) Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.
          (i) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Applicable Law.
          (j) No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof. To Borrower’s knowledge, no part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.
          (k) Except as may be shown on any survey delivered to Administrative Agent in connection with the Loan, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.
          (l) To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated public improvements to the Property that may result in such special or other assessments.
     Section 3.12 Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Administrative Agent in respect of Borrower, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other basis of accounting acceptable to Administrative Agent and consistently applied) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances (but subject to Section 5.1(a)(vii)), Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.
     Section 3.13 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to any Individual Property.

     Section 3.14 Separate Lots. Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with each such Individual Property or any portion thereof.
     Section 3.15 Insurance. Borrower has obtained and has delivered to Administrative Agent certified copies or certificates of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
     Section 3.16 Use of Property. Each Individual Property is used exclusively as a first-class office or industrial building and other appurtenant and related uses.
     Section 3.17 Leases and Rent Roll. Except as disclosed in the rent roll for each Individual Property delivered to and approved by Administrative Agent (the “Rent Roll”), (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) to Borrower’s knowledge, no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated, except pursuant to the Loan Documents; (g) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (i) to Borrower’s knowledge, there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (j) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no agreements between Borrower or Manager with the Tenants under the Leases with respect to the Property other than as expressly set forth in each Lease; (l) the Leases are valid and enforceable against Borrower and, to Borrower’s knowledge, the Tenants set forth therein; (m) except as set forth on Schedule VI, no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (n) to Borrower’s knowledge and except as set forth on Schedule VI, no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (o) [Intentionally omitted]; (p) all security deposits relating to the Leases reflected on the Rent Roll have been collected by Borrower; (q) no brokerage commissions or finders fees are due and payable regarding any Lease; (r) each Tenant is in actual, physical occupancy of the premises demised under its Lease and (s) no Tenant is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.
     Section 3.18 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Applicable Law, the Security Instrument is enforceable in accordance with its terms by Administrative Agent (or any subsequent holder thereof) on behalf of Lender, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditor’s Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 3.19 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are delinquent.
     Section 3.20 Illegal Activity/Forfeiture.
          (a) To Borrower’s knowledge, no portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.
          (b) There has not been and shall never be committed by Borrower or, to Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
     Section 3.21 Taxes. Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
     Section 3.22 Permitted Encumbrances. To Borrower’s knowledge, none of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents materially and adversely affects the value or marketability of the Property or any portion thereof, materially and adversely impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.
     Section 3.23 Third Party Representations. Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.
     Section 3.24 Non-Consolidation Opinion Assumptions. All of the factual assumptions relating to the conduct of Borrower made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true, complete and correct in all material respects.

     Section 3.25 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.
     Section 3.26 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
     Section 3.27 Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
     Section 3.28 Embargoed Person. To Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lenders is in violation of Applicable Law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law.

With respect to parties owning direct or indirect interests in Guarantor, Administrative Agent and each Lender acknowledges that Borrower has relied exclusively on its U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by Applicable Law and FINRA regulations in making the foregoing representation.
     Section 3.29 Patriot Act. (a) All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower and Guarantor and each and every Person that is an Affiliate of Borrower and/or Guarantor, is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Administrative Agent and each Lender for their review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will knowingly in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. With respect to parties owning direct or indirect interests in Guarantor, Administrative Agent and each Lender acknowledges that Borrower has relied exclusively on its U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by Applicable Law and FINRA regulations in making the foregoing representation. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Administrative Agent. At Requisite Lenders’ option (which must include the consent of any Lender then acting as Administrative Agent), it shall be an Event of Default hereunder if Borrower, Guarantor or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

          (b) The Patriot Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Administrative Agent (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall provide to Administrative Agent, the Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent and/or any such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
     Section 3.30 Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.
     Section 3.31 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
     Section 3.32 No Breach of Fiduciary Duty. No Person that is currently an Affiliate of Borrower has breached any fiduciary duty owed by such Person to any other Person now or previously an Affiliate of Borrower.
     Section 3.33 Property Documents Representations. To Borrower’s knowledge, each Property Document is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Property Document, is in material default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. To Borrower’s knowledge, except as set forth on Schedule IV hereto, no REA has been modified, amended or supplemented.
     Section 3.34 No Change in Facts or Circumstances.
     All information submitted by Borrower or Guarantor to Administrative Agent and Lenders and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would otherwise have a Material Adverse Effect.
     Borrower agrees that, unless expressly provided otherwise, and subject to the effect of any Partial Release, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lenders. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent and/or Lenders or on their behalf.
     Section 3.35 Guarantor Representations. Borrower hereby represents and warrants that, as of the date hereof and continuing thereafter for the term of the Loan, the representations and warranties set forth in Sections 3.1 through 3.8, 3.12, 3.18, 3.21, 3.23, 3.27, 3.28, 3.29, 3.32, and 3.34 above are true and correct with respect to Guarantor, as the same is applicable to Guarantor. For such purpose, wherever the term “Borrower” is used in each of the foregoing Subsections it shall be deemed to be “Guarantor”, with respect to such party.
     Section 3.36 Additional Lease Representations.
          (a) Igloo’s right to “Buy-down” (as defined in the Igloo Lease) the annual base rent under the Igloo Lease has expired.
          (b) Other than AT&T, no Tenant responsible for providing insurance with respect to any Individual Property required under Section 7(a)(i) hereof is providing such coverage through self-insurance.
     Section 3.37 Property Documents Representations.
          (a) To Borrower’s knowledge, Exxon has not exercised any of its rights under the Surface Use Agreement and Borrower has received no notice or other correspondence with respect to same.
          (b) To Borrower’s knowledge, all work required to be completed pursuant to the Home Depot Lease and the Home Depot Development Agreement (including, without limitation, all punch-list items set forth in that certain Tenant Estoppel, dated as of July 16, 2010, issued by Home Depot) has been completed and paid for and is evidenced by final unconditional lien waivers and there are no remaining contingent liabilities of Borrower with respect to the Home Depot Development Agreement.
          (c) To Borrower’s knowledge, all work required to be completed pursuant to the AT&T Development Agreement has been completed and paid for and is evidenced by final unconditional lien waivers and there are no remaining contingent liabilities of Borrower with respect to the AT&T Development Agreement.
          (d) Borrower hereby remakes each of the representations and warranties set forth in Article 18 of the Illinois Security Instrument.
          (e) To Borrower’s knowledge, each Tax Abatement Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Tax Abatement Agreement, is in default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.
          (f) To Borrower’s knowledge, the Surface Use Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to the Surface Use

Agreement, is in default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.
ARTICLE 4.
BORROWER COVENANTS
     From the date hereof (but subject to the effect of any Partial Release) and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent and each Lender that:
     Section 4.1 Existence. Each Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any.
     Section 4.2 Applicable Law.
     (a) Borrower shall promptly comply and shall cause the Property to comply, in all material respects, with all Applicable Law affecting the Property, or the use thereof, including, without limitation, all Environmental Laws.
     (b) Borrower shall from time to time, upon Administrative Agent’s request, provide Administrative Agent with evidence reasonably satisfactory to Administrative Agent that the Property complies with all Applicable Law or is exempt from compliance with Applicable Law.
     (c) Borrower shall give prompt notice to Administrative Agent of the receipt by Borrower of any notice related to a violation of any Applicable Law and upon learning of the commencement of any proceedings or investigations which relate to compliance with Applicable Law.
     (d) After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to Borrower or the Property or any alleged violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against Borrower or the applicable Individual Property; and (vi)

Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith. Administrative Agent may apply any such security or part thereof, as necessary to cause compliance with such Applicable Law at any time when, in the reasonable judgment of Administrative Agent, the validity, applicability or violation of such Applicable Law is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
Notwithstanding the foregoing provisions of this Section 4.2(d), to the extent any Lease with a Tenant remains in effect and such Tenant remains liable for the obligations under its Lease, such Tenant shall have the right to exercise any contest rights explicitly set forth in such Lease in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 4.2(d), the provisions set forth in such Lease shall govern and control. Borrower agrees to notify Administrative Agent in writing in the event that a Tenant under any Lease exercises its right to contest thereunder and agrees to deliver to Administrative Agent any correspondence received or delivered by Borrower pursuant to such Lease as it relates to such Tenant’s right to contest.
     Section 4.3 Maintenance and Use of Property. Borrower shall use commercially reasonable efforts to cause the Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or altered (except for normal replacement of the Personal Property or as otherwise permitted pursuant to Section 4.21 hereof) without the consent of Requisite Lenders (which must include the consent of any Lender then acting as Administrative Agent), such consent not to be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions of, and the rights of Tenants under, the Leases (and any applicable SNDA), Borrower shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.13 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Without the consent of Requisite Lenders (which must include the consent of any Lender then acting as Administrative Agent), such consent not to be unreasonably withheld, conditioned or delayed, Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Requisite Lenders (which must include the consent of any Lender then acting as Administrative Agent), such consent not to be unreasonably withheld, conditioned or delayed.
     Section 4.4 Waste. Borrower shall not, and shall use commercially reasonable efforts to cause each Tenant occupying the Property (or any portion thereof) to not, commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Requisite Lenders (which must include the consent of any Lender then acting as Administrative Agent), but subject to the Permitted Encumbrances, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.
     Section 4.5 Taxes and Other Charges.
     (a) Borrower shall pay, or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to delinquency; provided, however, Borrower’s obligation to directly pay, or cause to be paid, Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Borrower shall furnish to Administrative Agent receipts for the payment of the Taxes and the Other Charges or other evidence satisfactory to Administrative Agent that the Taxes and Other Charges have been so paid or are not then delinquent no later than five (5) Business Days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, that (i) Borrower is not required to furnish such receipts for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid by Administrative Agent pursuant to Section 8.6 hereof and (ii) if the Tenant under a Lease is required to pay such Taxes or Other Charges directly to the applicable Governmental Authority and Borrower timely requests and diligently pursues evidence of such payment, and further provided that no enforcement action has been commenced by the applicable Governmental Authority resulting from Tenant’s failure to pay Taxes or Other Charges, then Borrower shall have an additional thirty (30) day period to provide such evidence to Administrative Agent). Borrower shall not suffer any lien or charge whatsoever which may be or become a lien or charge against the Property (or any portion thereof), other than Permitted Encumbrances. Borrower shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property (or any portion thereof), and shall promptly pay, or cause to be paid, for all utility services provided to the Property (or any portion thereof).
     (b) After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish such security as may be reasonably required in the proceeding, or deliver to Administrative Agent such reserve deposits as may be requested by Administrative Agent, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Administrative Agent may pay over any such cash deposit or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the reasonable judgment of Administrative Agent, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.
Notwithstanding the foregoing provisions of this Section 4.5(b), to the extent the Lease with a Tenant remains in effect and such Tenant remains liable for the obligations under its Lease, such Tenant shall have the right to exercise any contest rights explicitly set forth in such Lease in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 4.5(b), the provisions set forth in such Lease shall govern and control. Borrower agrees to notify Administrative Agent in writing in the event that a Tenant under any Lease exercises its right to contest thereunder and agrees to deliver to Administrative Agent any correspondence received or delivered by Borrower pursuant to such Lease as it relates to such Tenant’s right to contest.
     Section 4.6 Litigation. Borrower shall give prompt written notice to Administrative Agent upon learning of any litigation or governmental proceedings pending or threatened in writing against Borrower, any Tenant or any Individual Property which might have a Material Adverse Effect.
     Section 4.7 Access to Property. Subject to the terms and conditions of, and the rights of Tenants under, the Leases (and any applicable SNDA), Borrower shall permit agents, representatives and employees of Administrative Agent and each Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice. Any such inspection shall be at the expense of the inspecting party unless an Event of Default is continuing in which event the cost of such inspection shall be paid by Borrower.
     Section 4.8 Notice of Default. Borrower shall promptly advise Administrative Agent of any material adverse change in Borrower’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
     Section 4.9 Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Administrative Agent and/or any Lender, Borrower shall cooperate fully with Administrative Agent and each Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Administrative Agent and/or any Lender hereunder or any rights obtained by Administrative Agent and/or any Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Administrative Agent and/or any Lender, at their election, to participate in any such proceedings.
     Section 4.10 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications of changes thereto.

     Section 4.11 Awards. Subject to the terms and conditions of the Leases (and any applicable SNDA), Borrower shall cooperate with Administrative Agent in obtaining for the benefit of Lenders the benefits of any Awards or insurance proceeds lawfully or equitably payable to Borrower in connection with the Property, and Administrative Agent shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Administrative Agent of the actual expense of an appraisal on behalf of Borrower in case of a Casualty or Condemnation affecting the Property or any part thereof) out of such Awards or insurance proceeds.
     Section 4.12 Books and Records.
          (a) Borrower shall keep adequate books and records of account in accordance with GAAP (or such other basis of accounting acceptable to Administrative Agent and consistently applied), and furnish to Administrative Agent for distribution to each of the Lenders:
          (i) quarterly certified rent rolls (in the form approved by Administrative Agent in connection with the closing of the Loan) and tenant sales reports (if applicable), signed and dated by a Responsible Officer of Borrower, within forty-five (45) days after the end of each calendar quarter;
          (ii) quarterly operating statements of each Individual Property, prepared and certified by a Responsible Officer of Borrower in the form reasonably required by Administrative Agent, detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service for the period of calculation and containing appropriate year-to-date information, within forty-five (45) days after the end of each calendar quarter;
          (iii) an annual balance sheet, profit and loss statement, statement of cash flow, and statement of change in financial position of Borrower, prepared and certified by a Responsible Officer of Borrower, within ninety (90) days after the close of each fiscal year of Borrower;
          (iv) an annual operating statement of each Individual Property certified by a Responsible Officer of Borrower in the form reasonably required by Administrative Agent, detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service for the period of calculation and containing appropriate year-to-date information, within ninety (90) days after the close of each fiscal year of Borrower;
          (v) by no later than January 15 of each calendar year, an annual operating budget for such calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall not take effect until approved by Administrative Agent (each such annual budget, individually and/or collectively (as the context may require), an “Annual Budget”). Administrative Agent’s failure to approve an Annual Budget within thirty (30) days after Administrative Agent’s receipt of such Annual

Budget shall be deemed to constitute Administrative Agent’s approval of such Annual Budget, provided that said written request to Administrative Agent conspicuously states in 12 point or larger bold type “PURSUANT TO SECTION 4.12(a)(v) OF THE LOAN AGREEMENT, BORROWER’S REQUEST FOR APPROVAL OF THE ANNUAL BUDGET SHALL BE DEEMED APPROVED IF ADMINISTRATIVE AGENT DOES NOT DECLINE APPROVAL IN WRITING OR REQUEST ADDITIONAL INFORMATION IN WRITING WITHIN THIRTY (30) DAYS OF THIS LETTER.”
          (vi) [Intentionally omitted]; and
          (vii) the Officer’s Certificate required pursuant to Section 5.3 hereof.
          (b) Upon reasonable request from Administrative Agent (on its own behalf or on behalf of any Lender), Borrower shall furnish in a timely manner to Administrative Agent:
          (i) a property management report for each Individual Property, showing deposits received from tenants and any other information requested by Administrative Agent, in reasonable detail and certified by a Responsible Officer of Borrower to be true and complete, but no more frequently than quarterly; and
          (ii) an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Administrative Agent to obtain information regarding such accounts directly from such financial institutions.
          (c) Within ten (10) Business Days of Administrative Agent’s request (on its own behalf or on behalf of any Lender), Borrower shall furnish Administrative Agent (and shall cause Guarantor to furnish to Administrative Agent) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Administrative Agent or any Lender in form and substance satisfactory to Administrative Agent. Borrower shall furnish to Administrative Agent, each Lender and their agents convenient facilities for the examination and audit of any such books and records.
          (d) Borrower agrees that all Required Financial Items (defined below) to be delivered to Administrative Agent pursuant to this Section 4.12 shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party as of the applicable date of such certification; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in electronic formats, and if requested by Administrative Agent, also delivered in hardcopy form, and (B) in accordance with GAAP (or such other basis of accounting acceptable to Administrative Agent and consistently applied). Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Administrative Agent. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.
          (e) Borrower acknowledges the importance to Administrative Agent and Lenders of the timely delivery of each of the items required by this Section 4.12 (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Administrative Agent any of the Required Financial Items within ten (10) Business Days after Administrative Agent’s delivery of notice to Borrower of Borrower’s failure to deliver the Required Financial Items (each such event, a “Reporting Failure”), in addition to constituting an Event of Default hereunder and without limiting Administrative Agent and Lenders’ other rights and remedies with respect to the occurrence of such an Event of Default, Borrower shall pay upon demand to Administrative Agent for the account of Lenders the sum of $1,000.00 per occurrence for each Reporting Failure. It shall constitute a further Event of Default hereunder if any such payment is not received by Administrative Agent within thirty (30) days of the date on which such payment is so demanded and Administrative Agent shall be entitled to the exercise of all of its rights and remedies provided hereunder.
     Section 4.13 Estoppel Certificates.
          (a) After request by Administrative Agent, Borrower, within ten (10) Business Days of such request, shall furnish Administrative Agent (for the benefit of Lenders) or any proposed assignee or any Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that, to Borrower’s knowledge, all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to Borrower’s knowledge after due inquiry of the Manager, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Administrative Agent and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property. It being understood that Administrative Agent shall not exercise its right, pursuant to this subsection, more than two (2) times during each calendar year unless there is an Event of Default or a sale, participation or assignment to an Assignee or Participant, as applicable.
          (b) Borrower shall use commercially reasonable efforts to deliver to Administrative Agent for the benefit of Lenders, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Administrative Agent attesting to such facts regarding the Lease as Administrative Agent may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease. It being understood that, notwithstanding anything to the contrary in this subsection (b), (1) to the extent that a particular Lease provides for a specific form of estoppel Administrative Agent shall accept such estoppel in the Lease to satisfy this subsection (b) and (2) Administrative Agent shall not exercise its right, pursuant to this subsection, more than two (2) times during each calendar year unless there is an Event of Default or a sale, participation or assignment to an Assignee or Participant, as applicable.
          (c) Borrower shall use commercially reasonable efforts to deliver to Administrative Agent for the benefit of Lenders, promptly upon request, estoppel certificates from each party under the Property Documents in form and substance reasonably acceptable to Administrative Agent. It being understood that, notwithstanding anything to the contrary in this subsection (c), (1) to the extent that a particular Property Document provides for a specific form of estoppel Administrative Agent shall accept such estoppel to satisfy this subsection (c) and (2) Administrative Agent shall not exercise its right, pursuant to this subsection, more than two (2) times during each calendar year unless there is an Event of Default or a sale, participation or assignment to an Assignee or Participant, as applicable.
     Section 4.14 Leases and Rents.
          (a) All Leases and renewals of Leases (provided, however, that any renewal of existing Leases shall be subject to the terms of such Lease and any applicable SNDA) executed after the date hereof shall (i) provide for rental rates reasonably comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms with unaffiliated, third parties (unless otherwise consented to by Lender), (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iv) not contain any terms which would have a Material Adverse Effect and (v) with respect to any Major Lease, shall be subject to Lender’s prior written approval as provided herein. Borrower shall not, without the prior written consent of Requisite Lenders’ (which must include the approval of any Lender then acting as Administrative Agent), such consent not to be unreasonably withheld, conditioned or delayed, enter into, enter into any agreement with respect to (including, without limitation, any non-disturbance agreement), renew, extend, amend, modify, permit any assignment of, waive any provisions of, release any party to, terminate, exercise any recapture rights with respect to, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease; provided, however, that such consent shall not be required to the extent that the Major Lease provides for an extension or renewal that may be exercised in the Tenant’s discretion. Administrative Agent, on behalf of Lenders, shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement on Administrative Agent’s then current standard form (or such other reasonable form requested by such Tenants and reasonably approved by Administrative Agent) to Tenants under future Major Leases approved by Requisite Lenders (as set forth above) promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Administrative Agent.
          (b) Borrower (i) shall observe and perform in all material respects the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, (A) Borrower shall deliver written notice of Borrower’s anticipated enforcement action with respect to any Major Lease not less than ten (10) Business Days prior to the taking of such enforcement action and (B) Borrower shall not terminate or accept a surrender of a Major Lease without Requisite Lenders’ prior approval (which must include the approval by any Lender then acting as Administrative Agent), such consent not to be unreasonably withheld, conditioned or delayed; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall hold all security deposits under all Leases in accordance with Applicable Law. Upon request, Borrower shall furnish Administrative Agent with executed copies of all Leases.
          (c) Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Administrative Agent any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Major Lease during the term of the Loan. Borrower further agrees to provide Administrative Agent with written notice of a Tenant “going dark” under such Tenant’s Lease within five (5) Business Days after Borrower learns that such Tenant “goes dark”.
          (d) Borrower shall notify Administrative Agent in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any termination fee or payment (“Lease Event Payment”) paid by any Tenant under any Lease in consideration of any termination, modification or amendment or settlement of any Lease or any release or discharge of any Tenant under any Lease from any obligation thereunder (a “Lease Event”). Borrower further covenants and agrees that (i) Borrower shall hold any such Lease Event Payment in trust for the benefit of Administrative Agent, for the benefit of Lenders, and (ii) (A) in the event such Lease Event Payment is less than $50,000.00 and such Lease Event does not have a Material Adverse Effect, such Lease Event Payment shall be payable to Borrower or (B) in the event such Lease Event Payment equals or exceeds $50,000.00 or such Lease Event has a Material Adverse Effect, such Lease Event Payment shall be placed by Borrower in reserve with Administrative Agent, for the benefit of Lenders, to be disbursed by Administrative Agent for tenant improvement and leasing commission costs with respect to the applicable Individual Property and/or for payment of the Debt (without any Prepayment Premium or Spread Maintenance Premium being due in connection therewith) or otherwise in connection with the Loan and/or the applicable Individual Property, as so determined by Administrative Agent, in its sole discretion.
          (e) If Borrower shall materially default in the performance or observance of any term, covenant or condition of any Lease and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Lease shall be kept unimpaired and free from default. If any party to any Lease shall deliver to Lender a copy of any notice of default under such Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.
     Section 4.15 Management Agreement.
          (a) Borrower shall (i) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Administrative Agent of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Administrative Agent a true copy of each such notice. Without Requisite Lenders’ prior written consent (which must include the consent of any Lender then acting as Administrative Agent), such consent not to be unreasonably withheld, conditioned or delayed, Borrower shall not surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement as it relates to each Individual Property or modify, change, supplement, alter or amend the Management Agreement as it relates to each Individual Property, in any respect, either orally or in writing, and Borrower hereby assigns to Administrative Agent, for the benefit of Lenders, as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement as it relates to each Individual Property in any respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the consents required pursuant to this Section 4.15(a) shall be void and of no force and effect; provided that, Borrower shall not be required to obtain Administrative Agent’s consent with respect to any non-material changes, supplements, alterations or amendments to the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Administrative Agent and any Person designated by Administrative Agent shall have, and are hereby granted, subject to the terms and conditions of, and the rights of Tenants, under the Leases (and any applicable SNDA), the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Administrative Agent a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Administrative Agent and Lenders for any action taken or omitted to be taken by Administrative Agent or any Lender in good faith, in reliance thereon. Borrower shall notify Administrative Agent if Manager sub-contracts to a third party or an affiliate any or all of its management responsibilities under the Management Agreement with respect to each Individual Property. Borrower shall, from time to time, use its commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Administrative Agent on behalf of any Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Administrative Agent (as directed by Requisite Lenders (which must include any Lender then acting as Administrative Agent)) made at any time within one (1) year of the last day upon which any such option may be exercised, and, should Borrower so fail to exercise such option, Borrower hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Administrative Agent pursuant to this paragraph shall bear interest at the Interest Rate from the date such cost is incurred to the date of payment to Administrative Agent shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent or any Lender therefor.
          (b) Without limitation of the foregoing, if any Individual Property is removed from the application of the Management Agreement pursuant to the Assignment of Management Agreement or for any other reason, then Requisite Lenders (which must include the approval of any Lender then acting as Administrative Agent), at their option, may require Borrower to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the applicable Individual Property, which such New Manager shall be a Qualified Manager. New Manager shall be engaged by Borrower pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise satisfactory to Requisite Lenders (which must include any Lender then acting as Administrative Agent) in all respects. New Manager and Borrower shall execute an Assignment of Management Agreement in the form then used by Administrative Agent. To the extent that such New Manager is an Affiliated Manager, Borrower’s engagement of such New Manager shall, if required by Administrative Agent, be subject to Borrower’s delivery to Administrative Agent, for the benefit of Lenders, of a New Non-Consolidation Opinion with respect to such New Manager and new management agreement.
          (c) The parties hereto agree that, as of the date hereof, Manager (Cole Realty Advisors, Inc., an Arizona corporation) is an Affiliated Manager. Notwithstanding anything to the contrary set forth in Section 4.15(a) above, Borrower and/or Guarantor may, without Administrative Agent’s or any Lender’s consent, remove the Property from the Management Agreement provided the Property remains managed at all times by a Qualified Manager and the provisions of Section 4.15(b) are otherwise satisfied. Further, in the event that Manager (Cole Realty Advisors, Inc., an Arizona corporation) is no longer an Affiliated Manager, then

Borrower and/or Guarantor shall replace Manager with a Qualified Manager and otherwise satisfy the provisions of Section 4.15(b).
     Section 4.16 Payment for Labor and Materials.
     (a) Subject to Section 4.16(b), Borrower will promptly pay, or cause to be paid pursuant to the terms of any applicable Lease, when due all bills and costs for labor, materials, and specifically fabricated materials incurred by Borrower in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.
     (b) After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent and present danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the applicable Individual Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Administrative Agent may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the reasonable judgment of Administrative Agent, the validity, applicability or non-payment of such Work Charge is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in imminent and present danger of being sold, forfeited, terminated, cancelled or lost.
Notwithstanding the foregoing provisions of this Section 4.16(b), to the extent the Lease with a Tenant remains in effect and such Tenant remains liable for the obligations under its Lease, such Tenant shall have the right to exercise any contest rights explicitly set forth in such Lease in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 4.16(b), the provisions set forth in such Lease shall govern and control. Borrower agrees to notify Administrative Agent in writing in the event that a Tenant under any Lease exercises its right to contest thereunder and agrees to deliver to Administrative Agent any correspondence received or delivered by Borrower pursuant to such Lease as it relates to such Tenant’s right to contest.

     Section 4.17 Performance of Other Agreements. Borrower shall observe and perform in all material respects each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Administrative Agent, for the benefit of Lenders, for the purpose of further securing the Debt and any amendments, modifications or changes thereto.
     Section 4.18 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
     Section 4.19 ERISA
     (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or any Lender of any of their rights hereunder or under the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
     (b) Borrower further covenants and agrees to deliver to Administrative Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Administrative Agent in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:
(A)	Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)	Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of § 3(42) of ERISA or 29 C.F.R.§ 2510.3 101(f)(2); or

(C)	Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940.
     Section 4.20 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the real property portion of the applicable Individual Property.

     Section 4.21 Alterations. Requisite Lenders’ prior approval (which must include the approval of any Lender then acting as Administrative Agent) shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the applicable Alteration Threshold or (c) that are structural in nature; provided, however, that with respect to items (a) and (b) above, such approval may be granted or withheld in their reasonable discretion, and with respect to item (c) above, such approval may be granted or withheld in their sole discretion. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the applicable Alteration Threshold for any Individual Property, Borrower shall promptly deliver to Administrative Agent as security for the payment of such amounts (the “Alteration Security”) and as additional security for Borrower’s obligations under the Loan Documents any of the following as determined by Borrower: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Administrative Agent, or (iv) a completion bond acceptable to Administrative Agent. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. Notwithstanding the immediately preceding sentence to the contrary, in the event a Lease permits the Tenant thereunder to perform alterations without Borrower’s consent or approval or without any requirement to deliver any Alteration Security as required hereunder, and such Tenant maintains a long term unsecured debt rating of “BBB+” or better by S&P (or an equivalent rating by the other Rating Agencies), then such Alteration Security shall not be required hereunder.
Notwithstanding the foregoing provisions of this Section 4.21, to the extent the Lease with a Tenant remains in effect and such Tenant remains liable for the obligations under its Lease, such Tenant shall have the right to perform any alternations explicitly set forth in such Lease (which do not require Borrower’s consent) in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 4.21, the provisions set forth in such Lease shall govern and control.
     Section 4.22 Property Document Covenants. Borrower agrees that without the Requisite Lenders’ prior written consent (which must include the consent of any Lender then acting as Administrative Agent), which consent shall not be unreasonably withheld, conditioned or delayed, Borrower will not enter into any new Property Documents or execute modifications to any existing Property Documents if such new Property Document or such modifications will have a Material Adverse Effect. Borrower shall enforce, shall comply with, and shall use commercially reasonable efforts to cause each of the parties to each Property Document to comply with all of the terms and conditions contained in such Property Document in all material respects.
Section 4.23 Additional Property Covenants.
     (a) Borrower shall (i) deliver to Administrative Agent all notices sent or received in connection with the Surface Use Agreement, within ten (10) days of the date either sent or received by Borrower, (ii) comply with all covenants, requirements and restrictions contained therein imposed upon Borrower and (iii) not amend, modify, terminate or cancel any material provisions of the Surface Use Agreement without the prior written consent of Administrative Agent.
     (b) Borrower shall (i) deliver to Administrative Agent all notices sent or received in connection with the Tax Abatement Agreements, within ten (10) days of the date either sent or received by Borrower, (ii) comply, or use commercially reasonable efforts to cause the applicable Tenant to comply (including, without limitation, the enforcement of the terms of the applicable Lease) with all covenants, requirements and restrictions contained therein and (iii) not amend, modify, terminate or cancel any material provisions of the Tax Abatement Agreements without the prior written consent of Administrative Agent.
     (c) Borrower shall (i) deliver to Administrative Agent all notices sent or received in connection with the Development Agreements, within ten (10) days of the date either sent or received by Borrower, (ii) comply, or use commercially reasonable efforts to cause the applicable Tenant to comply (including, without limitation, the enforcement of the terms of the applicable Lease) with all covenants, requirements and restrictions contained therein and (iii) not amend, modify, terminate or cancel any material provisions of the Development Agreements without the prior written consent of Administrative Agent.
     (d) Borrower shall comply with the terms of Article 18 of the Illinois Security Instrument.
     Section 4.24 Immediate Repairs. Borrower shall, within thirty (30) days of the date hereof, notify each of the applicable Tenants set forth in Schedule I attached hereto of the applicable repairs required to be performed at such Tenant’s applicable Individual Property as set forth on Schedule I attached hereto (such repairs hereinafter referred to as “Immediate Repairs”). Further, Borrower shall use commercially reasonable efforts to confirm that the Immediate Repairs have been completed within sixty (60) days of the date hereof and, if such repairs have not yet been completed, Borrower shall promptly deliver to each applicable Tenant a follow-up notice that such repairs are required to be completed.
ARTICLE 5.
ENTITY COVENANTS
     Section 5.1 Single Purpose Entity/Separateness.
     (a) Each Borrower has not and will not:
          (i) engage in any business or activity other than the acquisition, ownership, improvement, operation, management, leasing and maintenance of the applicable Individual Property, and activities incidental thereto;
          (ii) acquire or own any assets other than (A) the applicable Individual Property, (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of such Individual Property, (C) any Interest Rate Protection Agreement and (D) cash and Permitted Investments;

          (iii) merge into or consolidate with any Person, or, to the fullest extent permitted by Applicable Law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except in connection with a Partial Release pursuant to Section 2.9 hereof) or change its legal structure;
          (iv) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;
          (v) own any subsidiary, or make any investment in, any Person;
          (vi) commingle its assets with the assets of any other Person;
          (vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, (C) debt associated with Permitted Encumbrances, (D) Permitted Equipment Leases and/or (E) Borrower’s obligations and liabilities under the Interest Rate Protection Agreement; provided however, the aggregate amount of the indebtedness described in (B), (C) and (D) shall not exceed at any time two percent (2%) of the outstanding aggregate Allocated Loan Amounts associated with the portions of the Property owned by such Borrower. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;
          (viii) fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;
          (ix) enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;
          (x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
          (xi) except with respect to any other Borrower as set forth in the Loan Documents, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
          (xii) make any loans or advances to any Person;
          (xiii) fail to file its own tax returns (to the extent that such Borrower is required to file its own tax returns under Applicable Law);
          (xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;
          (xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the applicable Individual Property to do so);
          (xvi) without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;
          (xvii) fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate invoices and checks;
          (xviii) fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the applicable Individual Property to do so);
          (xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable; or
          (xx) violate or cause to be violated the factual assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.
     (b) In the event Borrower is an Acceptable Delaware LLC, the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower automatically be admitted to Borrower as a member with a 0% economic interest (“Special Member”) and shall continue Borrower without dissolution and (ii) Special Member may not resign from Borrower or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower as a Special Member in accordance with requirements of Delaware or Maryland law (as applicable) and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of the Borrower in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of the first substitute member, (ii) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of the assets of Borrower (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware or Maryland (as applicable, the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower (iv) Special Member, in its capacity as Special Member, may not bind Borrower and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower including, without limitation, the merger, consolidation or conversion of Borrower provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower, but Special Member may serve as an Independent Director of Borrower.
     (c) The LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower effective as of the occurrence of the event that terminated the continued membership of Member in Borrower, (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.
     Section 5.2 Independent Director.
     (a) The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable Delaware LLC) shall provide that at all times there shall be at least two duly appointed independent directors of such entity (each, an “Independent

Director”) reasonably satisfactory to Administrative Agent who each shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, any Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates (other than in its capacity as an Independent Director), (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person and (II) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. A natural Person who satisfies the forgoing definition except for being an independent director/manager of another Borrower hereunder shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and the fees such individual earns from serving as independent director of each Borrower, in the aggregate, for any given year constitute less than five percent (5%) of such Person’s annual income for such year. Each Independent Director at the time of their initial engagement shall have had at least three (3) years prior experience as an independent director to a company or a corporation in the business of owning and operating commercial properties similar in type and quality to the Property.
     (b) The organizational documents of each Borrower shall further provide that the (I) board of directors or managers of such Borrower and the constituent members of such Borrower (the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of such Borrower requires the unanimous vote of (1) the board of directors or managers of such Borrower, or (2) the Constituent Members, unless at the time of such action there shall be at least two Independent Directors engaged as provided by the terms hereof; (II) to the fullest extent permitted by Applicable Law, any resignation, removal or replacement of any Independent Director shall not be effective without two (2) Business Days prior written notice to Administrative Agent accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Constituent Members and Borrower (including Borrower’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower (including Borrower’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members and Borrower and (z) the interests of any group of affiliates of which the Constituent Members or Borrower is a part)); (IV) other than as provided in subsection (III) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct or any act or omission by Independent Director constituted a bad faith violation of the implied contractual covenant of good faith and fair dealing..
     Section 5.3 Compliance Certificate. Not later than ninety (90) days after the end of each fiscal year and at any other time upon request from Administrative Agent, Borrower shall provide an Officer’s Certificate certifying as to Borrower’s continued compliance with the terms of this Article 5 and the terms concerning Cash Management as set forth in Article 9 hereof. Additionally, Borrower shall provide Administrative Agent with such other evidence of Borrower’s compliance with this Article 5 and Article 9 hereof, as Administrative Agent may reasonably request from time to time.
     Section 5.4 Change of Name, Identity or Structure. Except as expressly permitted pursuant to Section 6.3 hereof, Borrower shall not change (or permit to be changed) Borrower’s (a) name, (b) identity (including its trade name or names), (c) state in which its principal place of business is located as set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s corporate, partnership or other structure, without notifying Administrative Agent of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Requisite Lenders (which consent must include the consent of any Lender then acting as Administrative Agent), such consent not to be unreasonably withheld, conditioned or delayed. Borrower shall execute and deliver to Administrative Agent, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Administrative Agent, Borrower shall execute a certificate in form satisfactory to Administrative Agent listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.
     Section 5.5 Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
ARTICLE 6.
NO SALE OR ENCUMBRANCE
     Section 6.1 Transfer Definitions. For purposes of this Article 6, “Restricted Party” shall mean Borrower, Operating Partnership and Guarantor; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
     Section 6.2 No Sale/Encumbrance.
     (a) Without the prior written consent of each Lender, Borrower shall not cause or permit (i) a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of Borrower, Operating Partnership or Guarantor, or any change in control of the day-to-day operations of the Property (collectively, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14.
     (b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to (A) any Leases or any Rents or (B) the Property Documents; (iii) [Intentionally omitted]; (iv) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions (other than in connection with the current secondary offering of shares in Guarantor); (v) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests, except as set forth in this Article 6; (vi) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vii) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (viii) any Sale or Pledge which causes Operating Partnership to no longer own 100% of the legal and/or beneficial ownership interest in Borrower, and (ix) any Sale or Pledge which causes Guarantor to no longer (1) own at least 99.9% of the legal and/or beneficial ownership interest in Operating Partnership, except as set forth in this Article 6, (2) Control Borrower and (3) Control the day-to-day operation of the Property.
   Section 6.3 Permitted Transfers of Equity Interests. (a) For the avoidance of doubt and notwithstanding the restrictions contained in Section 6.1 and 6.2 hereof or in Article 5 of the Security Instrument, the following transfers shall not be Prohibited Transfers and shall be permitted without each Lender’s consent: the sale, transfer or issuance of shares in Guarantor to third party investors (each, an “Investor”) through licensed U.S. broker-dealers in accordance with Applicable Law or the subsequent sale, pledge or transfer (for estate planning purposes or otherwise) of such shares by any such respective or individual Investor to such other third parties (provided no Person, together with any Affiliates of such Person, owns or holds a security interest in, or pledge of, more than forty-nine percent (49%) of the legal and/or beneficial interests in Guarantor); provided, however, with respect to such transfers:
     (i) no such transfers shall result in a change in Control of Guarantor;
     (ii) after giving effect to such transfers, (A) Guarantor shall own at least a fifty-one percent (51%) direct or indirect legal and beneficial ownership interest in Borrower and Operating Partnership; (B) Guarantor shall Control each Borrower and Operating Partnership; and (C) Guarantor shall control the day-to-day operation of the Property; and
     (iii) the Property shall continue to be managed by Affiliated Manager or a Qualified Manager in accordance with Section 4.15 hereof.
     (b) For the avoidance of doubt and notwithstanding the restrictions contained in Section 6.1 and 6.2 hereof or in Article 5 of the Security Instrument, the following transfers shall not be Prohibited Transfers and shall be permitted without each Lender’s consent: (1) the transfer (but not the pledge), in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests, non-managing membership interests or shares (as the case may be) in Operating Partnership, Borrower or Guarantor, and (2) the issuance of limited partnership interests in Operating Partnership in connection with the purchase by Operating Partnership of additional assets (i.e., an UPREIT transaction); provided, however, with respect to such transfers:
     (i) Administrative Agent shall receive not less than thirty (30) days prior written notice of such transfers;
     (ii) no such transfers shall result in a change in Control of Guarantor;
     (iii) after giving effect to such transfers, (A) Guarantor shall own at least a fifty-one percent (51%) direct or indirect legal and beneficial ownership interest in Borrower and Operating Partnership; (B) Guarantor shall Control each Borrower and Operating Partnership; and (C) Guarantor shall control the day-to-day operation of the Property;
     (iv) the Property shall continue to be managed by Affiliated Manager or a Qualified Manager in accordance with Section 4.15 hereof;
     (v) in the case of the transfer of any direct equity ownership interests in any Borrower, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof;
     (vi) such transfers shall be conditioned upon each Borrower’s and Guarantor’s ability to, after giving effect to the equity transfer in question, (A) remake the representations contained herein relating to ERISA matters, the Patriot Act, OFAC and matter concerning Embargoed Persons (and, upon Administrative Agent’s request, Borrower and Guarantor shall deliver to Administrative Agent (1) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer, and (2) searches, acceptable to Administrative Agent, for any entity or individual owning, directly or indirectly, 20% or more of the interests in the

Borrower as a result of such transfer), and (B) continue to comply with the covenants contained herein relating to ERISA matters, the Patriot Act, OFAC and matter concerning Embargoed Persons;
          (vii) in the case of the transfer of any equity ownership interests directly in any Borrower or Operating Partnership and the effect of any such transfer is that more than forty-nine percent (49%) in the aggregate of direct or indirect interest in any Borrower or Operating Partnership, as applicable, are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower or Operating Partnership, as applicable, as of the date hereof, Borrower shall, no less than thirty (30) days prior to the effective date of such transfer, deliver to Administrative Agent a New Non-Consolidation Opinion acceptable to Administrative Agent addressing such transfer; and
          (viii) such transfers shall not trigger any right of first refusal, option to purchase or default under the Property Documents.
     (c) Borrower hereby represents, warrants and covenants that no direct or indirect, legal or beneficial, ownership interests in the Borrower have been or shall be pledged in connection with the JP Morgan Loan and the JP Morgan Loan is not, and shall not be, secured by the Property or any portion thereof.
     Section 6.4 Assignment by Borrower. Without the prior written consent of Lenders, Borrower shall not assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void. In this regard, Borrower acknowledges that Lenders would not make the Loan except in reliance on Borrower’s expertise, reputation, prior experience in the ownership, operation, management, and maintenance of commercial real property and Lenders’ knowledge of Borrower.
ARTICLE 7.
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
     Section 7.1 Insurance.
(a) Each Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:
          (i) insurance with respect to the Improvements and the Personal Property at each Individual Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings (notwithstanding the foregoing or anything to the contrary contained herein, in no event shall the aggregate “Full Replacement Cost” be deemed to be less than the Allocated

Loan Amount for each applicable Individual Property, inclusive of loss of rents and/or business interruption insurance required pursuant to Subsection 7.1(a)(iii) herein), with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000, excluding windstorm and earthquake insurance which may have a deductible of 5% of the “Full Replacement Cost”; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement. The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Administrative Agent by an appraiser or contractor designated and paid by Borrower and approved by Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;
     (ii) commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the applicable Individual Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available;
     (iii) loss of rents and/or business interruption insurance (A) with loss payable to Administrative Agent, for the benefit of Lenders; (B) covering all risks required to be covered by the insurance provided for in Subsections 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the applicable Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the applicable Individual Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the applicable Individual Property and (y) the highest gross income received with respect to such Individual Property during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The net amount of the loss of rents and/or business interruption insurance proceeds, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds (the “Rent Loss Proceeds”) shall be held by Administrative Agent, for the benefit of Lenders, in accordance with the terms of Article 9 hereof and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Administrative Agent shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account and Administrative Agent shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 7.1(a)(i), (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (v) workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the applicable Individual Property, or in connection with the applicable Individual Property or its operation (if applicable);
     (vi) comprehensive boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall be reasonably be required by Administrative Agent, and, if pressure vessels and boilers are in operation, amounts of insurance must be on terms consistent with the commercial property insurance policy required under Subsection 7.1(a)(i) above or in such other amount as shall be reasonably required by Administrative Agent;

     (vii) if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the lesser of (A) the Allocated Loan Amount for the applicable Individual Property, and (B) the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts plus excess flood insurance in amounts reasonably acceptable to Administrative Agent; provided, that, the insurance provided pursuant to this clause (vii) shall be on terms consistent with the “All Risk” insurance policy required in Section 7.1(a)(i) above;
     (viii) sinkhole and mine subsidence insurance, if required, in amounts equal to one time (1x) the probable maximum loss of the applicable Individual Property as determined by Administrative Agent in its sole discretion and in form and substance satisfactory to Administrative Agent, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i), inclusive of loss of rents and/or business interruption insurance required pursuant to Subsection 7.1(a)(iii) above;
     (ix) umbrella liability insurance in an amount not less than $50,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
     (x) a blanket fidelity bond insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower’s personnel; or (B) temporary contract employees or student interns;
     (xi) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);
     (xii) such insurance as may be required of Borrower pursuant to the terms of the Property Documents, if any; and
     (xiii) such other insurance and in such amounts as Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located.
     (b) All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies authorized to do business in the state in which the applicable Individual Property is located and approved by Administrative Agent. The insurance companies must have a general policy rating of A or better and a financial class of X or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “A-” (or its equivalent) or better by at least two (2) Rating Agencies (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent pursuant to Subsection 7.1(a), Borrower shall deliver to Administrative Agent evidence satisfactory to Administrative Agent that such Policies have been renewed or replaced. Within fifteen (15) days after the expiration date of each Policy theretofore furnished to Administrative Agent, Borrower shall deliver standard Insurance Services Organization Accord certificates of insurance reasonably acceptable to Administrative Agent. Not less than fifteen (15) days prior to the delinquency of payment of the premiums due under the Policies (the “Insurance Premiums”), Borrower shall deliver to Administrative Agent evidence of such payment; provided, however, that Borrower is not required to furnish such evidence of payment of Insurance Premiums to the extent that such Insurance Premiums have been paid by Administrative Agent pursuant to the terms of Section 8.6 hereof
     (c) Except to the extent required pursuant to Section 7.1(a) hereof, Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Administrative Agent and Administrative Agent’s interest, for the benefit of Lenders, is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Administrative Agent of the same and shall cause certified copies of each Policy to be delivered as required in Subsection 7.1(a). Any blanket insurance Policy remains subject to review and approval by Administrative Agent based on the schedule of locations and values. Any blanket insurance Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Individual Property in compliance with the provisions of Section 7.1(a).
     (d) All Policies of insurance provided for or contemplated by Subsection 7.1(a), except for the Policy referenced in Subsection 7.1(a)(v), shall name Administrative Agent, for the benefit of Lenders, and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, rent loss, business interruption, boiler and machinery, earthquake and flood insurance, shall contain a so-called New York standard noncontributing mortgagee clause (or its equivalent) in favor of Administrative Agent, for the benefit of Lenders, providing that the loss thereunder shall be payable to Administrative Agent for the account of Lenders.
     (e) All Policies of insurance provided for in Subsection 7.1(a) shall contain clauses or endorsements to the effect that:
     (i) no (A) act, failure to act, violation of warranties, declarations or conditions, or negligence by Borrower, or anyone acting for Borrower, or by any Tenant under any Lease or other occupant, (B) [Intentionally omitted], (C) exercise by

Administrative Agent of any of its rights or remedies hereunder or under any other Loan Document, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent and Lenders are concerned;
     (ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least 30 days’ written notice to Administrative Agent and any other party named therein as an insured;
     (iii) each “All-Risk” or “Special Perils” Policy shall provide that (A) the issuers thereof shall give written notice to Administrative Agent if the Policy has not been renewed ten (10) days prior to its expiration and (B) Administrative Agent is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums;
     (iv) Neither Administrative Agent nor any Lender shall be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and
     (v) Except as provided in Section 7.1(j) below, the Policies shall not exclude coverage for acts of terror or similar acts of sabotage.
     (f) [Intentionally omitted].
     (g) If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, after five (5) Business Days prior notice to Borrower (unless Administrative Agent has a reasonable belief that one or more of the Policies is not in full force and effect or will expire in less than five (5) Business Days), to take such action as Administrative Agent reasonably deems necessary to protect the Lenders’ interest in the Property, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate. In the event Administrative Agent obtains insurance coverage on behalf of Borrower pursuant to this subsection (g), Borrower shall be permitted to cancel such insurance coverages provided Borrower has delivered to Administrative Agent evidence of Borrower’s compliance with this Article 7, which such evidence shall be subject to Administrative Agent’s prior written approval (not to be unreasonably withheld, conditioned or delayed).
     (h) In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property (other than those Policies that are blanket Policies or liability Policies not solely covering the Property) and all proceeds payable thereunder shall thereupon vest exclusively in Administrative Agent, for the benefit of

Lenders, or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.
     (i) As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have received Administrative Agent’s prior written consent thereto.
     (j) Borrower hereby represents that, as of the date hereof, none of the insurance policies required in this Section 7.1 (such insurance policies, the “Applicable Policies”) exclude coverage for Acts of Terror (defined below). Notwithstanding anything to the contrary contained herein, in the event that, after the date hereof, any Applicable Policy excludes coverage for Acts of Terror, Borrower shall obtain and maintain (or cause to be obtained and maintained) coverage for such excluded Acts of Terror (the “Terrorism Coverage”), which such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided, that, Administrative Agent, at Administrative Agent’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above. As used above, “Acts of Terror” shall mean acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2007 (as the same may be further modified, amended, or extended, “TRIA”) remains in full force and effect, the provisions of TRIA shall determine what is deemed to be included within this definition of “Acts of Terror” (provided TRIA continues to cover both domestic and foreign acts of terrorism).
     (k) Administrative Agent and Lenders hereby agree that the Policies maintained by Borrower as of the date hereof are acceptable and satisfy the requirements set forth in this Article 7.
     Section 7.2 Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Administrative Agent and shall promptly commence and diligently prosecute the completion of the repair and restoration of the applicable Individual Property as nearly as possible to the condition the applicable Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Administrative Agent (a “Restoration”) and otherwise in accordance with Section 7.4. Borrower shall pay, or cause to be paid, all costs of such Restoration whether or not such costs are covered by insurance. Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

     Section 7.3 Condemnation. Borrower shall promptly give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property (or any portion thereof) of which Borrower has actual knowledge and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of reasonable expenses of collection, to the reduction or discharge of the Debt. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4. If the Property (or any portion thereof) is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent, for the benefit of Lenders, of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
     Section 7.4 Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:
     (a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Administrative Agent to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
     (b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.
     (i) The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:
(A)	no Event of Default shall have occurred and be continuing;

(B)	(1) in the event the Net Proceeds are insurance proceeds, less than forty percent (40%) of each of (i) fair market value of the applicable Individual Property as reasonably determined by Administrative Agent, and (ii)

rentable area of the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than fifteen percent (15%) of each of (i) the fair market value of the applicable Individual Property as reasonably determined by Administrative Agent and (ii) rentable area of the applicable Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, no material portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;

(C)	Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Administrative Agent evidence satisfactory to Administrative Agent that all Tenants under Major Leases shall continue to operate their respective space at the applicable Individual Property after the completion of the Restoration;

(D)	Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws;

(E)	Administrative Agent shall be satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such Casualty or Condemnation will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)	Administrative Agent shall be satisfied that, upon the completion of the Restoration, the Reimbursements and Other Operating Income and Underwritable Cash Flow of the applicable Individual Property will be restored to a level sufficient to cover all carrying costs and operating expenses of the applicable Individual Property;

(G)	Administrative Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or Condemnation;

(H)	Borrower shall execute and deliver to Administrative Agent, for the benefit of Lenders, a completion guaranty in form and substance satisfactory to Administrative Agent and its counsel pursuant to the provisions of which Borrower shall guaranty to Administrative Agent, for the benefit of Lenders, the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Subsection 7.4(b);

(I)	the applicable Individual Property and the use thereof after the Restoration will be in material compliance with and permitted under the Property Documents and all Applicable Law;

(J)	the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(K)	the Restoration shall be done and completed in a reasonably expeditious and diligent fashion and in material compliance with the Property Documents and all Applicable Law.
     (ii) The Net Proceeds shall be held by Administrative Agent, for the benefit of Lenders, in an interest-bearing account (bearing interest at a rate established by Administrative Agent or its servicing agent, which may or may not be the highest rate then available), and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the title company issuing the Title Insurance Policy.
     (iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”), such acceptance not to be unreasonably withheld, conditioned or delayed. Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Administrative Agent and the Casualty Consultant, such acceptance not to be unreasonably withheld, conditioned or delayed. All reasonable costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s reasonable fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies (subject to Administrative Agent’s approval of the final settlement, which approval shall not be unreasonably withheld, conditioned or delayed), provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Administrative Agent shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.
     (iv) In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Administrative Agent that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Administrative Agent will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company insuring the lien of the Security Instrument. If required by Administrative Agent, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (v) Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
     (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent, for the benefit of Lenders, before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent, for the benefit of Lenders, and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.
     (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent, for the benefit of Lenders, after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower within ten (10) Business Days thereafter, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.
     (c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Administrative Agent toward the payment of the Debt whether or not then due and payable, in such order, priority, and proportions as Administrative Agent in its discretion shall deem proper. If Administrative Agent shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Administrative Agent and actually applied by Administrative Agent in reduction of the Debt.
     (d) Notwithstanding the foregoing provisions of this Article 7, to the extent any Lease remains in effect and the Tenant thereunder remains liable for the obligations under such Lease, the restoration of the Property and disposition of any amounts, awards or payments payable with respect to any Casualty or Condemnation relating to the applicable Individual Property shall be governed by the applicable Lease (as amended by the applicable SNDA). Borrower agrees to notify Administrative Agent in writing in the event that a Tenant under any Lease exercises any right relating to any Casualty or Condemnation thereunder and agrees to deliver to Administrative Agent any correspondence received or delivered by Borrower pursuant to such Lease as it relates to any Casualty or Condemnation.
ARTICLE 8.
RESERVE FUNDS
     Section 8.1 [Intentionally omitted].
     Section 8.2 [Intentionally omitted].
     Section 8.3 Leasing Reserve Funds.
     (a) Borrower shall deposit into an Eligible Account held by Administrative Agent, for the benefit of Lenders (the “Leasing Reserve Account”) on each Monthly Payment Date occurring after the occurrence of a Downgrade Trigger with respect to any Downgrade Tenant, the sum of $100,000.00 per month for each such Downgrade Tenant (the “Leasing Reserve Monthly Deposit”) until such time as the balance in the Leasing Reserve Account allocable to such Downgrade Tenant equals the then-current annual base rent for such Downgrade Tenant under its Lease (the “Leasing Reserve Cap”) whereupon (provided no Event of Default has then occurred and is continuing) further deposits shall be suspended with respect to such Downgrade Tenant. Deposits into the Leasing Reserve Account shall be for tenant improvements and leasing commissions that may be incurred following the date hereof. Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Leasing Reserve Funds”. So long as no Event of Default exists, Administrative Agent shall disburse funds from the Leasing Reserve Account to Borrower monthly, on a space by space basis. The portion of the Leasing Reserve Funds to be disbursed with respect to any space shall be equal to the lesser of (i) the actual costs incurred for tenant improvements, leasing commissions and other leasing costs for such space pursuant to evidence as required by Section 8.3(c) hereof, and (ii) an amount determined by multiplying (x) the total number of rentable square feet contained in such space by (y) the average per square foot base rent paid by the applicable prior Tenant immediately preceding the termination or expiration of the such Tenant’s Lease, calculated based on the total square footage of space occupied by such Tenant and the total annual aggregate base rent.
     (b) With respect to the Leasing Reserve Funds, Administrative Agent shall disburse funds to Borrower only upon Administrative Agent’s receipt and approval of each of the following items with respect to the applicable space, which Borrower agrees are reasonable:
     (i) Borrower’s written request for such disbursement, including the name of the tenant and the location and total net rentable square feet contained in the applicable space;
     (ii) a complete copy of a fully executed new lease of the applicable space or a renewal or extension of the current lease of such space for a term of not less than five (5) years at market rent, certified by Borrower to be such;

     (iii) with respect to any disbursement which, when added to all prior disbursements, equals ninety-five percent (95%) or less of the Leasing Reserve Funds allocated to such space:
(A)	the Cost Breakdown of the Work;

(B)	a certification of an authorized officer of Borrower that:
(1) the Cost Breakdown is accurate and all Work shown in the Cost Breakdown has been completed lien-free, in a workmanlike manner and in accordance with the requirements of the Lease and all applicable laws;
(2) Borrower has actually paid or incurred the Leasing Costs to be paid or reimbursed from the disbursement; and
(3) the Leasing Costs to be paid or reimbursed from the disbursement are not in excess of the market-rates for these items;
(C)	paid receipts with respect to all prior advances evidencing that the Work for which a prior advance has been made has been fully paid;

(D)	lien waivers with respect to all prior advances evidencing that such Work has been paid for with such prior advances and has been completed lien free;

(E)	[Intentionally omitted]; and

(F)	If reasonably required by Administrative Agent, such other evidence as may be reasonably necessary to verify the current accuracy of the certification and any inspection report, the costs of which shall be paid by Borrower;
     (iv) with respect to any disbursement which, when added to all prior disbursements, equals more than ninety-five percent (95%) of the original Reserve Funds allowed to such space the following additional items shall be required:
(A)	a current estoppel certificate executed by the tenant of the space which shall include, without limitation, their acknowledgment that:
(1) the Lease is in full force and effect and neither Borrower nor the tenant is in default thereunder;
(2) all Work required under the Lease have been satisfactorily completed and all tenant allowances required to be paid under the Lease have been paid in full and the tenant claims no offset rights or rent credits with respect to such Work;

(3) all conditions to the tenant’s occupancy of the space and the payment of rent have been satisfied;
(4) the tenant is in actual occupancy of and conducting business in the space; and
(5) the tenant is paying unabated rent without any offset rights or rent credits;
(B)	if reasonably required by Administrative Agent, such other evidence as may be necessary to verify the current accuracy of the estoppel certificate, the costs of which shall be paid by Borrower; and

(C)	Borrower shall complete the lien-free performance or installation of the Work in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations.
     (c) Notwithstanding the foregoing or anything herein to the contrary, Administrative Agent shall disburse to Borrower the portion of the Leasing Reserve Funds allocable to a given Individual Property ten (10) Business Days following delivery to Administrative Agent of evidence of the occurrence of the Downgrade Cure with respect to such Individual Property, whereupon no further Leasing Reserve Monthly Deposits shall be required hereunder (unless a Downgrade Trigger shall thereafter occur).
     Section 8.4 Intentionally Omitted.
     Section 8.5 Intentionally Omitted.
     Section 8.6 Tax and Insurance Funds. (a) In addition to the initial deposits, if any, with respect to Taxes and Insurance Premiums made by Borrower to Lender on the Closing Date to be held in Eligible Accounts by Administrative Agent, for the benefit of Lenders, and hereinafter respectively referred to as the “Tax Account” and the “Insurance Account”, Borrower shall pay (or cause to be paid) to Administrative Agent on each Monthly Payment Date (i) except as provided in Section 8.6(b) below one-twelfth of an amount which would be sufficient to pay the Taxes payable, or estimated by Administrative Agent to be payable, during the next ensuing twelve (12) months (the “Monthly Tax Deposit”), each of which such deposits shall be held in the Tax Account, and (ii) except as provided in Section 8.6(c) below, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in the Insurance Account (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). In the event Administrative Agent shall elect as provided above, after the Closing Date, to collect payments in escrow for Insurance Premiums, Borrower shall pay to Administrative Agent, for the benefit of Lenders, an initial deposit to be determined by Administrative Agent, in its sole discretion, to increase the amounts in the Insurance Account to an amount which, together with anticipated monthly escrow payments, shall be sufficient to pay all Insurance Premiums as they become due. Borrower agrees to promptly notify Administrative Agent of any changes to the amounts, schedules and instructions for payment of any Taxes and

Insurance Premiums of which it has or obtains knowledge and authorizes Administrative Agent or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Administrative Agent shall pay the Taxes and Insurance Premiums prior to the delinquency thereof on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Administrative Agent shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds. If the Tax and Insurance Funds are not sufficient to pay the amounts set forth above, Borrower shall promptly pay to Administrative Agent, upon demand, an amount which Administrative Agent shall reasonably estimate as sufficient to make up the deficiency.
     (b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, Borrower shall not be required to make Monthly Tax Deposits into the Tax Account for Taxes provided (i) no Event of Default shall exist and be continuing and (ii) Borrower delivers to Administrative Agent satisfactory evidence of payment of Taxes in accordance with the terms of Section 4.5(a) hereof. Borrower shall immediately make all deposits for Taxes as required by this Section 8.6 within three (3) Business Days of receipt of notice from Administrative Agent of Borrower’s failure to comply with (i) or (ii) above.
     (c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, Borrower shall not be required to make Monthly Insurance Deposits into the Insurance Account provided (i) no Event of Default shall have occurred and be continuing, (ii) the liability and casualty policies maintained by Borrower covering the Property are part of a blanket or umbrella policy approved by Administrative Agent in its reasonable discretion, including, without limitation, approval of the schedule of locations and values and (iii) Borrower provides Administrative Agent evidence of renewal of such policy and paid receipts for the payment of the Insurance Premiums in accordance with the terms of Section 7.1(b) hereof. Borrower shall immediately commence making all Monthly Insurance Deposits into the Insurance Account, as required by this Section 8.6, within three (3) Business Days of receipt of notice from Administrative Agent of Borrower’s failure to comply with items (i), (ii), or (iii) above.
     Section 8.7 [Intentionally omitted].
     Section 8.8 [Intentionally omitted].
     Section 8.9 The Accounts Generally.
     (a) Borrower grants to Administrative Agent, for the benefit of Lenders, a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.9 are intended to give Lenders and/or Administrative Agent “control” of the Accounts and the Account Collateral within the meaning of the UCC. Borrower acknowledges and agrees that the

Accounts are subject to the sole dominion, control and discretion of Administrative Agent and Lenders, their authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Administrative Agent or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Administrative Agent.
     (b) Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Administrative Agent, for the benefit of Lenders, as the secured party, to be filed with respect thereto. Administrative Agent, for the benefit of Lenders, shall have the right to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lenders’ security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Administrative Agent, on behalf of Lenders, to exercise and enforce their rights and remedies hereunder with respect to any Account or Account Collateral.
     (c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Administrative Agent, (i) Borrower shall have no rights in respect of the Accounts, (ii) Administrative Agent may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof, if any, to the Accounts or reinvest such amounts in other Permitted Investments as Administrative Agent may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Administrative Agent and Lenders to exercise and enforce their rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Administrative Agent and each Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts in such order, priority and proportions as set forth in Section 10.2(g) herein or as Lenders shall otherwise determine, in their sole discretion.
     (d) The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

     (e) Borrower shall indemnify Administrative Agent and each Lender and hold Administrative Agent and each Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence, bad faith or willful misconduct of Administrative Agent, such Lender, or their applicable agents or employees. Borrower shall assign to Administrative Agent, for the benefit of Lenders, all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Administrative Agent and Lenders may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
     (f) Borrower and Administrative Agent shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Administrative Agent. In the event that Administrative Agent no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Administrative Agent in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Administrative Agent power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.
     (g) Interest accrued on any Account other than an Interest Bearing Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Administrative Agent for the benefit of Lender. Funds deposited in the Interest Bearing Accounts shall be invested in Permitted Investments as provided for in Section 8.9(h) hereof. Interest accrued, if any, on sums on deposit in the Interest Bearing Accounts shall be remitted to and become part of the applicable Account. All such interest that so becomes part of the applicable Account shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Account; provided, however, that Administrative Agent may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.
     (h) Sums on deposit in the Interest Bearing Accounts shall, upon Borrower’s written request, be invested in Permitted Investments provided (i) such investments are then customarily offered by Administrative Agent for accounts which are of the same size, category and type as the Interest Bearing Accounts and which are maintained in connection with loans of the same size, category and type as the Loan (IN THIS REGARD, BORROWER ACKNOWLEDGES THAT, AS OF THE DATE OF THIS AGREEMENT, (A) ADMINISTRATIVE AGENT CUSTOMARILY OFFERS, AS AN INVESTMENT OPPORTUNITY FOR SUCH ACCOUNTS, ONLY THE RIGHT TO RECEIVE INTEREST ON SUMS ON DEPOSIT IN SUCH ACCOUNTS AT THE BANKRATE MONITOR NATIONAL INDEX OF MONEY MARKET ACCOUNTS DEPOSIT YIELD, AS THE SAME MAY VARY FROM TIME TO TIME, AND (B) ADMINISTRATIVE AGENT DOES NOT EXPECT TO CUSTOMARILY OFFER ANY OTHER INVESTMENT OPPORTUNITIES FOR SUCH ACCOUNTS), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the Interest Bearing Accounts are required to be disbursed pursuant to the terms hereof, and (iv) no Event of Default shall have occurred and be continuing. All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Administrative Agent to hold any income earned from the aforementioned Permitted Investments as part of the applicable Interest Bearing Account. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Interest Bearing Accounts shall be permitted. Neither Administrative Agent nor any Lender shall be liable for any loss sustained on the investment of any funds in the Interest Bearing Accounts.
     (i) Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Administrative Agent and Lenders for all fees, charges, costs and expenses in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Administrative Agent in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Administrative Agent and Lenders as reasonably needed to enforce, protect or preserve the rights and remedies of Administrative Agent and/or Lenders under this Agreement.
ARTICLE 9.
CASH MANAGEMENT
     Section 9.1 Establishment of Accounts.
     (a) Borrower shall, simultaneously herewith, establish an Eligible Account (the “Restricted Account”) pursuant to the Restricted Account Agreement in the name of the Borrower for the sole and exclusive benefit of Administrative Agent (for the benefit of Lenders), together with their successors and assigns, as secured party, into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property. Pursuant to the Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to the Cash Management Account.
     (b) Simultaneously herewith, Borrower shall establish an Eligible Account (the “Cash Management Account”) with Administrative Agent in the name of the Borrower for the sole and exclusive benefit of Administrative Agent (for the benefit of Lenders), together with their successors and assigns, as secured party. Borrower shall also establish with Administrative Agent, for the benefit of Lenders, an Eligible Account into which Borrower shall deposit, or cause to be deposited, the amounts required for the payment of Debt Service under the Loan (the “Debt Service Account”). Borrower shall also establish with Administrative Agent, for the benefit of Lenders, an Eligible Account into which Borrower shall deposit, or cause to be deposited, the Monthly Swap Payment, if any, in an amount as determined by the Counterparty and provided to Administrative Agent in writing (the “Swap Payment Account”).

     Section 9.2 Deposits into Restricted Account; Maintenance of Restricted Account.
     (a) Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager to, immediately deposit all revenue derived from the Property and received by Borrower or Manager, as the case may be, into the Restricted Account; (ii) Borrower shall instruct Manager to immediately deposit all revenue derived from the Property collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Restricted Account; (iii) (A) on the Closing Date, Borrower shall send a notice, substantially in the form of Exhibit A attached hereto, to all Tenants now occupying space at the Property directing them to pay all rent and other sums due under the Lease to which they are a party into the Restricted Account (such notice, the “Tenant Direction Notice”), (B) simultaneously with the execution of any Lease entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower, Manager or any other Person affiliated with Borrower or Manager into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower, Manager nor any other Person affiliated with Borrower or Manager shall open any other such account with respect to the direct deposit of income in connection with the Property. Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Administrative Agent (for the benefit of Lenders) pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Administrative Agent’s prior written consent.
     (b) Borrower shall maintain the Restricted Account for the term of the Loan, which Restricted Account shall be under the sole dominion and control of Administrative Agent (for the benefit of Lenders) (subject to the terms hereof and of the Restricted Account Agreement). The Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Administrative Agent. Borrower hereby grants to Administrative Agent (for the benefit of Lenders) a first-priority security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions reasonably necessary to maintain in favor of Administrative Agent (for the benefit of Lenders) a perfected first priority security interest in the Restricted Account, including, without limitation, authorizing the filing of UCC Financing Statements and continuations thereof to perfect Administrative Agent’s (for the benefit of Lenders) security interest in the same. All reasonable costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Restricted Account shall be deemed additional security for the Debt. Borrower shall not alter or modify either the Restricted Account or the Restricted Account Agreement, in each case without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned. Borrower shall not further pledge, assign or grant any security interest in the Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent, for the benefit of Lenders, as the secured party, to be filed with respect thereto. The Restricted Account (i) shall be an Eligible

Account and (ii) shall not be commingled with other monies held by Borrower or Bank. Upon (A) Bank ceasing to be an Eligible Institution, (B) the Restricted Account ceasing to be an Eligible Account, (C) any resignation by Bank or termination of the Restricted Account Agreement by Bank or Administrative Agent and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Administrative Agent’s request, (1) agree to terminate the existing Restricted Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned and (III) during the continuance of an Event of Default, be selected by Administrative Agent), (3) cause such Bank to open a new Restricted Account (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Administrative Agent on substantially the same terms and conditions as the previous Restricted Account Agreement and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and Restricted Account. Borrower constitutes and appoints Administrative Agent its true and lawful attorney-in-fact with full power of substitution to complete or undertake the foregoing in the name of Borrower in the event Borrower fails to do the same after prior notice from Administrative Agent. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.
     Section 9.3 Disbursements from the Cash Management Account. On each Monthly Payment Date, provided no Event of Default has occurred and is continuing, Administrative Agent, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:
     (a) First, funds sufficient to pay the Monthly Tax Deposit, if any, due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;
     (b) Second, funds sufficient to pay the Monthly Insurance Deposit, if any, due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;
     (c) Third, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;
     (d) Fourth, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date shall be deposited in the Debt Service Account;
     (e) Fifth, funds sufficient to pay the Leasing Reserve Monthly Deposit, if any, for the then applicable Monthly Payment Date, if any, shall be deposited in the Leasing Reserve Account;
     (f) Sixth, funds sufficient to pay the Monthly Swap Payment, if any, due on the applicable Monthly Payment Date shall be deposited in the Swap Payment Account; and
     (g) Seventh, provided no Event of Default exists, all amounts remaining in the Cash Management Account after deposits for items (a) through (f) above shall be disbursed to Borrower, with two (2) Business Days of the Monthly Payment Date, pursuant to written instructions provided by Borrower to Administrative Agent from time to time.

     Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, Section 8.9(c) shall apply with respect to disbursements from the Cash Management Account.
     Section 9.4 Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges or interest accruing at the Default Rate. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Swap Payment Account, if any, shall be used to pay the Monthly Swap Payment if and when due pursuant to the written direction of Borrower.
     Section 9.5 Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax Account, the Insurance Account and the Leasing Reserve Account shall (provided Administrative Agent is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are on deposit in the Restricted Account (provided that the Bank under the Restricted Account Agreement is Administrative Agent) or the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Administrative Agent on behalf of Lenders.
ARTICLE 10.
EVENTS OF DEFAULT; REMEDIES
     Section 10.1 Event of Default.
     The occurrence of any one or more of the following events shall constitute an “Event of Default”:
     (a) if (A) any monthly Debt Service payment is not paid when due except to the extent sums sufficient to pay monthly Debt Service have been deposited with Administrative Agent in accordance with the terms of this Agreement and Administrative Agent’s access to such sums is not restricted or constrained in any manner, (B) the payment due on the Maturity Date is not paid when due or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;
     (b) if any of the Taxes or Other Charges is not paid prior to delinquency except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Administrative Agent in accordance with the terms of this Agreement and Administrative Agent’s access to such sums is not restricted or constrained in any manner;
     (c) if the Policies are not kept in full force and effect; or if evidence of the same is not delivered to Administrative Agent as provided in Section 7.1 hereof and such failure to deliver evidence is not cured within ten (10) Business Days after notice from Administrative Agent to Borrower of such failure;
     (d) if any of the covenants contained in Sections 5.1, 5.2, 5.4, 5.5 or Article 6 hereof are breached or violated;
     (e) if any representation or warranty of, or with respect to, Borrower or Guarantor, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Administrative Agent in connection with the Loan shall have been false or misleading in any material adverse respect when made;
     (f) if (i) Borrower or Guarantor shall commence any case, proceeding or other action (A) under any Creditor’s Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower or Guarantor shall take any action indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
     (g) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering Borrower’s interest in any part of the Property whether it be superior or junior in lien to the Security Instrument;
     (h) subject to Section 4.16(b) hereof, if the Property becomes subject to any mechanic’s, materialman’s or other lien (other than a lien for any Taxes not then due and payable or a Permitted Encumbrance) and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days after Borrower obtains actual or constructive knowledge thereof from any source whatsoever;
     (i) if any federal tax lien is filed against Borrower, Guarantor or Borrower’s interest in the Property and same is not discharged of record (by payment, bonding or otherwise) within sixty (60) days after Borrower obtains actual or constructive knowledge thereof from any source whatsoever;

     (j) [Intentionally omitted];
     (k) if any default occurs under any guaranty or indemnity executed by Borrower and/or Guarantor in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;
     (l) if any of the factual assumptions relating to the conduct of Borrower contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion are untrue or shall become untrue in any material respect;
     (m) if Borrower shall fail to deliver to Administrative Agent any Required Financial Item when required under Section 4.12 and such failure is not cured within ten (10) Business Days after notice from Administrative Agent of such failure;
     (n) if Borrower defaults under the Management Agreement with respect to the any Individual Property in any material respect beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered with respect to any Individual Property or expires pursuant to its terms, unless in such case Borrower shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;
     (o) if any representation and/or covenant herein relating to ERISA matters is breached in any material respect;
     (p) if a Property Document Event occurs and the same is not remedied within ten (10) Business Days after notice from Administrative Agent, in the case of any event which can be remedied by the payment of a sum of money or (ii) for thirty (30) days after notice from Administrative Agent, in the case of any other event, provided that if such event cannot reasonably be remedied within such thirty (30) day period and Borrower shall have commenced such remedy within such thirty (30) day period and thereafter diligently and expeditiously proceeds to complete the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to complete the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days;
     (q) [Intentionally omitted];
     (r) if Borrower (i) shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements under the Interest Rate Protection Agreement in any material respect or (ii) shall fail to otherwise comply with the covenants set forth in Section 2.8 hereof and such failure is not cured within ten (10) Business Days after notice from Administrative Agent of such failure;
     (s) Borrower shall continue to be in default under any term, covenant or condition of this Agreement not specified in subsections (a) through (q) above or not otherwise specifically specified as an Event of Default herein, (i) for more than ten (10) Business Days after notice from Administrative Agent, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Administrative Agent, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days; or
           (t) if there shall be a default under any of the other Loan Documents beyond any applicable notice and cure periods contained in such Loan Documents or to the extent there is no applicable notice and cure with respect to such default set forth in such other Loan Documents, then (i) for more than ten (10) Business Days after notice from Administrative Agent, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Administrative Agent, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days.
     Section 10.2 Remedies.
          (a) Subject to the terms of Article 13 hereof, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower only) and at any time thereafter Administrative Agent may, and shall at the direction of Requisite Lenders (which must include any Lender then acting as Administrative Agent), in addition to any other rights or remedies available to it and Lenders pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Administrative Agent or Lenders (if Administrative Agent is so directed by Requisite Lenders (which must include any Lender then acting as Administrative Agent)) deem advisable to protect and enforce Administrative Agent’s and Lenders’ rights against Borrower and in the Property, including, without limitation, declaring the Debt (other than the Interest Rate Protection Breakage Costs) to be immediately due and payable, and Administrative Agent, on behalf of the Lenders, may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Notwithstanding anything herein to the contrary, unless and until Administrative Agent shall have received directions from Requisite Lenders as set forth above, Administrative Agent may take such action, or refrain from taking such action, with respect to any Default or Event of Default as Administrative Agent shall determine in its sole discretion, subject to the terms of Article 13 hereof. Upon any Event of Default described in Section 10.1(f) above (with respect to Borrower only), the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents (other than the Interest Rate Protection Breakage Costs) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.
     (b) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and Lenders against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent, on behalf of Lenders, and in accordance with Subsection (a) above, at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent on behalf of Lenders and in accordance with Subsection (a) above, shall have commenced any foreclosure proceeding or other action for the enforcement of Administrative Agent’s and Lenders’ rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Administrative Agent, on behalf of Lenders, and in accordance with Subsection (a) above, shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Administrative Agent, on behalf of Lenders, has determined, or as Administrative Agent has otherwise been directed by Requisite Lenders (which must include any Lender then acting as Administrative Agent), in their sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent and Lenders permitted by Applicable Law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents, subject to the terms of Article 13 hereof. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
     (c) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Administrative Agent may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Administrative Agent shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Administrative Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Administrative Agent may (or shall at the direction of Requisite Lenders (which must include the consent of any Lender then acting as Administrative Agent)) foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Administrative Agent elects to (or is directed by Requisite Lenders (which must include the consent of any Lender then acting as Administrative Agent) to) accelerate less than the entire outstanding principal balance of the Loan, Administrative Agent may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Administrative Agent may (or may be directed to pursuant to the terms hereof) accelerate and such other sums secured by one or more of the Security Instruments as Administrative Agent may elect (or may be directed to elect pursuant to the terms hereof). Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered. Any and all sums received by Administrative Agent on behalf of Lenders under the Loan Documents following an Event of Default shall be applied to the Debt in such order and priority as set forth in Subsection (g) herein or as otherwise determined by Lenders, in their sole discretion.
     (d) Upon the occurrence and during the continuance of an Event of Default, Administrative Agent upon approval from each of the Lenders, shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lenders shall determine in their sole discretion for purposes of evidencing and enforcing its and Lenders’ rights and remedies provided hereunder. Borrower shall execute and deliver to Administrative Agent, for the benefit of Lenders, from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Administrative Agent shall not make or execute any such documents under such power until five (5) days after notice has been given to Borrower by Administrative Agent of Administrative Agent’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
     (e) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Administrative Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as set forth in Subsection (g) herein or as Lenders shall otherwise determine in their sole discretion.
     (f) Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Administrative Agent may deem necessary. Subject to the rights of Tenants under the Leases, Administrative Agent is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect the Lenders’ interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by

Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Administrative Agent for itself or for the account of any Lender, as applicable, upon demand. All such costs and expenses incurred by Administrative Agent and/or any Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Administrative Agent for its own account or for the account of such Lender, as applicable. All such costs and expenses incurred by Administrative Agent and/or any Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Administrative Agent and Lenders under the Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.
     (g) If an Event of Default exists and maturity of the Debt has been accelerated, all payments received by Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Debt or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
     (i) First, to Administrative Agent in an amount equal to any Protective Advances that have not been reimbursed to Administrative Agent, any accrued and unpaid Administrative Agent Fees and any other amounts due to Administrative Agent from Borrower pursuant to the terms hereof and the other Loan Documents, including, but not limited to, those costs and expenses due from Borrower pursuant to Sections 17.7 and 17.8 hereof;
     (ii) Second, to Lenders (other than any Defaulting Lender) in respect of Fees and expenses due from Borrower pursuant to the terms hereof and the other Loan Documents;
     (iii) Third, to Lenders (other than any Defaulting Lender) for payments of interest (including, but not limited to, any interest accrued at the Default Rate) on each Individual Loan Commitment, to be applied for the ratable benefit of the Lenders;
     (iv) Fourth, on a pro-rata and pari-passu basis, (A) to Counterparty (provided Counterparty is then also a Lender) for payments of Interest Rate Protection Breakage Costs in an amount equal to the Counterparty’s Pro-Rata Portion and (B) to Lenders (other than any Defaulting Lender) for payments of principal on each Individual Loan Commitment in an amount equal to the Lender’s Pro-Rata Portion to be applied for the ratable benefit of the Lenders in accordance with their Pro Rata Share;
     (v) Fifth, to Lenders (other than any Defaulting Lender) for amounts due to Lenders pursuant to Article 12 hereof;
     (vi) Sixth, to Lenders (other than any Defaulting Lender) for payment of all other amounts due hereunder or under any of the other Loan Documents, if any, to be applied for the ratable benefit of the Lenders, in such order as Lenders may determine in their sole discretion;

          (vii) Seventh, to any Defaulting Lender for payment of any and all amounts due to such Defaulting Lender hereunder or under any of the other Loan Documents, including, without limitation, any principal and interest due and payable to such Defaulting Lender; and
          (viii) Eighth, any amount remaining after application as provided above shall be paid to the Borrower or whoever else may be legally entitled thereto.
ARTICLE 11.
ADMINISTRATIVE AGENT; RELATIONS AMONG LENDERS
     Section 11.1 Appointment and Authorization.
     Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to Administrative Agent pursuant to the terms hereof that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement of the Loan Documents or collection of the Debt, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Debt;

provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise or may refrain from exercising any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (which must include any Lender then acting as Administrative Agent) have directed the Administrative Agent otherwise and unless and until Administrative Agent shall have received directions from Requisite Lenders (which must include any Lender then acting as Administrative Agent), Administrative Agent may take such action, or refrain from taking such action, permitted under the Loan Documents with respect to any Default or Event of Default as Administrative Agent shall determine in its sole discretion. Furthermore, and without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders pursuant to the terms hereof, or where applicable, all the Lenders.
     Section 11.2 Wells Fargo as Lender.
     Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other Loan Parties, and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
     Section 11.3 Collateral Matters; Protective Advances.
     (a) Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to the Property or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Property granted pursuant to any of the Loan Documents.
     (b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon the Property (i) upon indefeasible payment and satisfaction in full of the Debt; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and

(iii) if otherwise approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release the Property pursuant to this Section.
     (c) Upon any sale of the Property which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Property that was sold or transferred; provided, however, that the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty. In the event of any sale or transfer of the Property, or any foreclosure with respect to the Property, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.
     (d) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Property exists or is owned by the Borrower, any other Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Property, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.
     (e) The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances with respect to each Individual Property up to the sum of (i) amounts expended to pay Taxes imposed upon such Individual Property; (ii) amounts expended to pay Insurance Premiums related to such Individual Property; and (iii) $500,000.00. Protective Advances in excess of said sum for any Individual Property shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.
     Section 11.4 Post-Foreclosure Plans. If all or any portion of the Property is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Debt, the title to such Property, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as agent, for the ratable benefit of all Lenders. The Administrative Agent shall prepare a recommended course of action for the Property (a “Post-Foreclosure Plan”), and provide a copy of such Post Foreclosure Plan to each Lender. The Post-Foreclosure Plan shall be subject to the approval of the Requisite Lenders

(which must include the approval of any Lender then acting as Administrative Agent). A Lender’s failure to raise an objection to a proposed Post-Foreclosure Plan within ten (10) Business Days of delivery by Administrative Agent to Lender of such Post-Foreclosure Plan shall be deemed to constitute Lender’s approval of such Post-Foreclosure Plan. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Property acquired, and shall administer all transactions relating thereto, including, without limitation, employing a property manager, leasing agent and other agents, contractors and employees, including agents for the sale of the Property, and the collecting of Rents and other sums from the Property and paying the expenses of such Property. Actions taken by the Administrative Agent with respect to the Property, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders (which must include the consent of any Lender then acting as Administrative Agent) by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its Pro Rata Share of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Property. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for the Property, and each Lender shall promptly (but no later than five (5) Business Days from receipt of such statement) contribute its Pro Rata Share of any operating loss for the Property, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from the Property, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to the Property is obtained by the Administrative Agent or its nominee, the Property will not be held as a permanent investment but will be liquidated as soon as practicable. The Administrative Agent shall undertake to sell the Property, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine (which must include the consent of any Lender then acting as Administrative Agent) to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of the Property in accordance with the immediately preceding sentence shall name the Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article 11 insofar as the same is appropriate or applicable.
     Section 11.5 Approvals of Lenders. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the

Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
     Section 11.6 Notice of Defaults.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding any Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.
     Section 11.7 Administrative Agent’s Reliance. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Property covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of Lenders in any such Property; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     Section 11.8 Indemnification of Administrative Agent. Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect the Debt, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loan and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

     Section 11.9 Lender Credit Decision, Etc. Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any Affiliate of Borrower and/or any Loan Party, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, and Affiliates of Borrower and/or any Loan Party, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any Affiliate of Borrower and/or any Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.
     Section 11.10 Successor Administrative Agent. The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent, which, provided no Event of Default is continuing, such successor Administrative Agent shall be reasonably acceptable to Borrower. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 11 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.
     Section 11.11 Titled Agents. Each of the Syndication Agent and Documentation Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of the Loan, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
     Section 11.12 Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to all of the Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is cured by Borrower to Administrative Agent’s satisfaction, exercised by Administrative Agent in its sole discretion (it being specifically understood that after an Event of Default, Administrative Agent is not obligated to accept such cure) or waived in writing in accordance with the terms of this Section. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances, unless such notice or demand is otherwise specifically required herein or in the other Loan Documents.
     Section 11.13 Defaulting Lenders. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from the Administrative Agent, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loan, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of Requisite Lenders or unanimous Lender consent, as applicable, shall be suspended during the pendency of such failure or refusal. If for any reason a Lender fails to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Individual Loan Commitment shall not be paid to such Defaulting Lender and shall be held by the Administrative Agent and paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default. Furthermore, a Defaulting Lender shall indemnify and hold harmless Borrower, Administrative Agent and each of the other Lenders from any claim, loss, or costs incurred by Borrower, Administrative Agent and/or the other Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys’ fees) incurred by Borrower, Administrative Agent and any Lender as a result of and/or in connection with (i) any enforcement action brought by Administrative Agent against a Defaulting Lender and (ii) any action brought against Administrative Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.
     Section 11.14 Participations. (a) Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in the portion of the Debt owing to such Lender, at no expense to Borrower. Except as otherwise expressly stated herein, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Individual Loan Commitment, (ii) extend the date fixed for the payment of principal on the Loan or portions thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by Sections 11.15 below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 11.14. Subject to paragraph (b) of this Section 11.14, the Borrower agrees that each Participant shall be entitled to the benefits of Subsections 2.5(c)(v), (vi), (vii), and (viii) to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to Section 11.15. To the extent permitted by law, each Participant also shall be entitled to the benefits of

Section 17.6 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (b) A Participant shall not be entitled to receive any greater payment under Subsection 2.5(c)(v), (vi), (vii), or (viii) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.5(c)(v) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.5(c)(ix) and (xi) as though it were a Lender.
     Section 11.15 Assignments. Any Lender may with the prior written consent of the Administrative Agent at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains an Individual Loan Commitment having an aggregate outstanding principal balance, of at least $10,000,000, (ii) the Eligible Assignee shall not be an Affiliate of Borrower or Guarantor and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with an Individual Loan Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section 11.15 and if requested by the transferee Lender and/or the transferor Lender, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so new substitute Notes are issued to the Assignee and such transferor Lender by Borrower, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500.00 for the account of Administrative Agent. Notwithstanding anything herein to the contrary, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any Loan Party or any of their respective affiliates.
     Section 11.16 Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing Sections, and without the need to comply with any of the formal or procedural requirements of the foregoing Sections, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations hereunder.
     Section 11.17 Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, any other Loan Party or any affiliate thereof in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).

     Section 11.18 Amendments and Waivers.
     (a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Agent) may be waived, (iv) the acceleration of the maturity of the Loan may be rescinded and (v) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive (i) the imposition of the late fees provided in Section 2.6(c) hereof, up to a maximum of three (3) times per calendar year and (ii) the requirement that the outstanding principal balance of the Loan and any overdue interest shall accrue interest at the Default Rate upon the occurrence and during the continuance of an Event of Default, pursuant to Section 2.5(d) hereof.
     (b) Unanimous Consent. Notwithstanding the foregoing or anything herein or in the other Loan Documents to the contrary, in addition to those matters herein and in the other Loan Documents that expressly require the unanimous consent of all of the Lenders, no amendment, waiver or consent (except with respect to any fee letter solely between the Borrower and Agent regarding fees owed only to the Administrative Agent) shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent, at the written direction of the Lenders), but excluding any Defaulting Lender, do any of the following:
     (i) increase the Individual Loan Commitments of the Lenders (excluding any increase as a result of an assignment of any Individual Loan Commitments permitted under Section 11.15 hereof) or subject the Lenders to any additional obligations;
     (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of the Loans;
     (iii) reduce the amount of any Fees payable to the Lenders hereunder;
     (iv) postpone any date fixed for any payment of principal and/or interest on the Loan or for the payment of any Fees or any other payments due and payable by Borrower hereunder or under the other Loan Documents;
     (v) change the Pro Rata Shares (excluding any change as a result of an assignment of any Individual Loan Commitment permitted under Section 11.15 hereof);
     (vi) waive any requirement to deliver or maintain an Interest Rate Protection Agreement;

     (vii) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;
     (viii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number of percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;
     (ix) permit any Prohibited Transfer or permit any assignment by Borrower pursuant to Section 6.4 hereof.
     (x) release any Guarantor from its obligations under the Guaranty unless expressly permitted pursuant to the terms hereof or under the other Loan Documents;
     (xi) waive a Default or Event of Default under Section 10.1(a)(A) or (B) hereof;
     (xii) amend or otherwise waive the requirements of Section 10.2(g) hereof; or
     (xiii) release or dispose of the Property or any portion thereof unless released in accordance with the express terms hereof.
Wherever any approval, consent or direction herein or in any other Loan Document is required by “each Lender” or “Lenders” it shall mean that such approval, consent or direction must be agreed to by the unanimous consent of all of the Lenders.
     (c) Notwithstanding the foregoing or anything herein or in the other Loan Documents to the contrary, if any consent, approval or determination given by Requisite Lenders must include the consent, approval or determination of any Lender then acting as Administrative Agent, in the event Administrative Agent is an Affiliate of any Lender, then such consent by Requisite Lenders must include the consent of any Lender whose Affiliate is then acting as Administrative Agent.
     (e) Notwithstanding the foregoing or anything herein or in the Loan Documents to the contrary, to the extent that this Agreement or the other Loan Documents condition a consent or approval upon Requisite Lenders’ or unanimous Lenders’ consent, it is agreed to hereunder that Borrower shall make all requests for such consent and approval to Administrative Agent (notwithstanding that Requisite Lenders’ or unanimous Lenders’ consent is required) and all communication with the Lenders with respect to such matter which Borrower has made a request shall be to and from the Administrative Agent. It is expressly understood that Borrower shall not be obligated or have the right to communicate or interface directly with any Lender or Lenders concerning any consents, approvals, modifications or amendments or waivers hereunder (except for any Lender that is the Administrative Agent).

ARTICLE 12.
INDEMNIFICATIONS
     Section 12.1 General Indemnification. Subject to the terms of Article 13 hereof, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly arising out of or caused by any one or more of the following: (a) the purpose to which Borrower applies the proceeds of the Loan; (b) the failure of Borrower to perform any obligations as and when required by this Agreement, any of the other Loan Documents or Property Document; (c) any failure at any time of any of Borrower’s representations or warranties to be true and correct; (d) any act or omission by Borrower, any Affiliate of Borrower, any contractor, subcontractor or material supplier, engineer, architect or other Person with respect to the Property or Improvements; (e) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof; (f) any use, nonuse or condition in, on or about the Property or any part thereof; (g) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (h) any failure of the Property or any part thereof to be in compliance with any Applicable Law; (i) any and all claims and demands whatsoever which may be asserted against Administrative Agent or any Lender by reason of any alleged obligations or undertakings on their part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, unless Administrative Agent (on behalf of Lenders) has taken title to the Property, the Administrative Agent shall be liable for claims which arise on and after such date of taking title; (j) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Administrative Agent or any Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (k) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Accounts; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such Losses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, illegal acts, bad faith or willful misconduct of such Indemnified Party. Any amounts payable to Indemnified Parties by reason of the application of this Section 12.1 shall become immediately due and payable on demand and, if not paid within five (5) days of such demand therefor, shall bear interest at the Default Rate.
     Section 12.2 Mortgage and Intangible Tax and Transfer Tax Indemnification. Subject to the terms of Article 13 hereof, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder.
     Section 12.3 ERISA Indemnification. Subject to the terms of Article 13 hereof, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Administrative Agent’s sole discretion) that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.
     Section 12.4 Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by Administrative Agent (for itself and/or on behalf of any other Indemnified Parties), Borrower shall defend Administrative Agent and/or any such Indemnified Parties with respect to the matters set forth in this Article 12 (if requested by Administrative Agent, in the name of Administrative Agent and/or any such Indemnified Parties) by attorneys and other professionals approved by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Administrative Agent may (for itself and/or on behalf of any other Indemnified Parties), in its sole discretion, engage its own attorneys and other professionals to defend or assist Administrative Agent and/or any such Indemnified Parties, and, at the option of Administrative Agent (on its own behalf and/or on behalf of any Indemnified Parties), its attorneys shall control the resolution of any claim or proceeding against such Indemnified Parties. Upon demand, Borrower shall pay or, in the sole discretion of the Administrative Agent, reimburse Administrative Agent for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
     Section 12.5 Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument. Notwithstanding the foregoing, in the event (i) the Loan is indefeasibly paid in full in the ordinary course, and (ii) no Event of Default exists and is continuing under this Agreement or in any of the other Loan Documents, Borrower shall be released from its obligations set forth herein on the sixth (6th) anniversary (the “Survival Cap”) of the date on which item (i) above is satisfied (except with respect to any claims previously tendered to Borrower hereunder but not fully resolved and indemnified, with respect to which the obligations and liabilities of Borrower under this Article 12 shall continue to survive until such claims are fully resolved and indemnified and shall not be subject to the Survival Cap).
     Section 12.6 Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Administrative Agent and Lenders, which Environmental Indemnity is not secured by the Security Instrument.
ARTICLE 13.
EXCULPATION
     Section 13.1 Exculpation.
          (a) Notwithstanding anything to the contrary herein or in any of the other Loan Documents but subject to the qualifications below, Administrative Agent and Lenders shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or affiliate of Borrower (but specifically excluding Guarantor subject to the terms of the Guaranty) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Administrative Agent, on behalf of Lenders, may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent to enforce and realize upon Lenders’ interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Administrative Agent, on behalf of Lenders, pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lenders and Administrative Agent, on behalf of Lenders, and Administrative Agent and Lenders, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Administrative Agent, on behalf of Lenders, to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any separate written indemnity or guaranty (including, without limitation, the Guaranty) made in connection with the Loan or any of the rights and remedies of Administrative Agent and Lenders thereunder (including, without limitation, Lenders’ and Administrative Agent’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally in such separate written indemnity or guaranty and without the effect of the exculpatory provisions of this Article 13); (4) impair the right of Administrative Agent, on behalf of Lenders, to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases contained in the Security Instrument; (6) [Intentionally omitted]; (7) constitute a prohibition against Administrative Agent, on behalf of Lenders, to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument (but not to impose personal liability upon Borrower contrary to this Section 13.1) or to commence any other appropriate action or proceeding in order for Administrative Agent to exercise Lenders’ remedies against the Property; or (8) constitute a waiver of the right of Administrative Agent and Lenders to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses incurred by Administrative Agent and/or Lenders (including attorneys’ fees and costs reasonably incurred) directly arising out of or caused by the following:
     (i) fraud or willful misrepresentation by Borrower, any of the Exculpated Parties or Guarantor in connection with the Loan;
     (ii) the gross negligence or willful misconduct of Borrower, any of the Exculpated Parties or Guarantor;

     (iii) material physical waste to the Property (or any portion thereof) caused by the intentional acts or intentional omissions of Borrower, any of the Exculpated Parties or Guarantor and/or the removal or disposal of any portion of the Property by Borrower, any of the Exculpated Parties or Guarantor after an Event of Default;
     (iv) the misapplication, misappropriation or conversion by Borrower of (A) any insurance proceeds paid by reason of any Casualty to the Property (or any portion thereof), or (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, which such proceeds or Award are received by Borrower and not applied as required hereunder or under the other Loan Documents;
     (v) the misapplication, misappropriation or conversion by Borrower of any Rents during the continuance of an Event of Default, which are received by Borrower and not applied by Borrower to the payment of either (i) normal and necessary Operating Expenses or (ii) the Debt;
     (vi) failure by Borrower to pay, or cause to be paid, prior to delinquency any Taxes or Other Charges (other than amounts paid to Administrative Agent for Taxes or Other Charges in connection with a Reserve Account hereunder and where Administrative Agent elects not to apply such funds toward the payment of Taxes and Other Charges owed) if non-payment of the same would create liens senior to the lien of the Security Instrument on all or any portion of the Property;
     (vii) the failure of Borrower to deliver any security deposits, advance deposits or any other deposits collected with respect to the Property to Administrative Agent, on behalf of Lenders, upon a foreclosure of the Property (or any portion thereof) or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
     (viii) the material breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, this Agreement or in the Security Instrument concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender and/or Administrative Agent with respect thereto in either document;
     (ix) Borrower’s failure to comply with the indemnification obligations in Section 12.3 hereof;
     (x) the breach of any material representation, warranty or covenant contained in Article 5 hereof;
     (xi) the seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by Borrower or Guarantor; and/or

          (xii) the breach by Borrower of the terms of the Interest Rate Protection Agreement that results in the termination thereof.
          (b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Administrative Agent and Lenders shall not be deemed to have waived any right which Administrative Agent and Lenders may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Administrative Agent and Lenders in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (ii) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (iii) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against it; (iv) any Affiliate, officer, director, or representative which Controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property (other than a receiver requested by Administrative Agent in connection with enforcement of its rights under the Loan Documents); (v) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vi) [Intentionally omitted]; (vii) Borrower (or any Restricted Party) contests or opposes any motion made by Administrative Agent or any Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates; (viii) Borrower (or any Restricted Party) accepts from any Guarantor or Guarantor solicits or provides any debtor-in-possession financing to Borrower in the event Borrower (or any Restricted Party) is the subject of a bankruptcy or insolvency proceeding; or (ix) any covenant contained in Article 6 hereof is violated or breached.
ARTICLE 14.
NOTICES; FUNDS TRANSFER DISBURSEMENT; ELECTRONIC
DELIVERY OF CERTAIN INFORMATION
     Section 14.1 Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to any Borrower:	c/o Cole Real Estate Investments 2555 East Camelback Road Suite 400 Phoenix, Arizona 85016 Attention: John M. Pons Facsimile No.: 602-778-8780

With a copy to:	Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road NE Atlanta, Georgia 30326 Attention: John J. Ginley III, Esq. Facsimile No.: 404-365-9532

If to Administrative Agent:	Wells Fargo Commercial Mortgage Servicing
Wells Fargo Center
1901 Harrison Street, 2nd Floor
MAC A0227-020
Oakland, California 94612
Attention: Commercial Mortgage Servicing
Loan No.: 33-0909759
Facsimile No.: 866-359-5952

With a copy to:	Alston & Bird LLP 90 Park Avenue New York, New York 10016 Attention: Ellen M. Goodwin, Esq. Facsimile No.: 212-210-9444

If to any other Lender:	To such Lender’s address or telecopy number as set forth on the signature page hereof or in the applicable Assignment and Assumption Agreement, or to such other address as such Lender may specify to Administrative Agent and Borrower from time to time.
     or addressed as such party may from time to time designate by written notice to the other parties.
     Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
     Section 14.2 Funds Transfer Disbursements.
          (a) Generally. The Borrower hereby authorizes Administrative Agent to disburse the proceeds of the Loan made by Lenders and any Reserve Funds being disbursed to Borrower pursuant to Article 8 hereof as requested by an authorized representative of Borrower to any of the accounts designated in the Transfer Authorizer Designation Form. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower or (ii) made in Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrower. Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer.
          (b) Funds Transfer. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank prohibited by any Governmental Authority, (iii) cause Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause Administrative Agent or any Lender to violate any Applicable Law or regulation.
          (c) Limitation of Liability. Neither the Administrative Agent nor any Lender shall be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) Administrative Agent, such Lender or the Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly set forth herein.
     Section 14.3 Electronic Delivery of Certain Information. If requested by Administrative Agent, documents required to be delivered by Borrower pursuant to the Loan Documents shall be delivered, in addition to the method set forth in Section 14.1 above, by electronic communication and delivery, including the Internet, e-mail or intranet websites to which Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by Administrative Agent), provided that no Lender has notified Administrative Agent that it cannot or does not want to receive electronic communications. Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically by Borrower may be posted by Administrative Agent on a commercial website and Administrative Agent shall notify each Lender of said posting and shall provide a link thereto. It being understood that the posting of said documents shall constitute notice and delivery of such documents to Lenders by Administrative Agent as required hereunder and delivery shall be deemed properly given pursuant to Section 14.1 as of the date of said posting by Administrative Agent. Notwithstanding anything contained herein but subject to the terms and provisions of Section 4.12(d) hereof, in every instance Borrower shall be required to provide paper copies of any Officer’s Certificate to Administrative Agent and shall deliver paper copies of all documents to Administrative Agent until a written request to cease delivering paper copies is given by Administrative Agent (on behalf of Lenders). Except for the Officer’s Certificate, Administrative Agent shall have no obligation to maintain paper copies of the documents delivered electronically and, in any event, shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
     Section 14.4 Possession of Documents. Each Lender shall maintain possession of its own Note. Administrative Agent shall hold all other Loan Documents and related documents in its possession and maintain separate records and accounts with respect to the Loan, reflecting the interests of Lenders in the Loan, and shall permit Lenders (other than any Defaulting Lender) and their representatives access at all reasonable times during normal business hours to inspect such Loan Documents, related documents, records and accounts.
ARTICLE 15.
FURTHER ASSURANCES
     Section 15.1 Replacement Documents. Upon receipt of an affidavit reasonably acceptable to Borrower of an officer of Administrative Agent or any Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document: (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Administrative Agent or the applicable Lender has informed Borrower that the Note was lost, stolen, destroyed or mutilated and that such Debt continues to be an obligation and liability of the Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Administrative Agent or the applicable Lender, Borrower will execute a replacement note and the applicable Lender or the applicable Lender’s custodian (as the applicable Lender’s option) shall provide to Borrower the applicable Lender’s (or applicable

Lender’s custodian’s) then standard form of lost note affidavit and indemnity, which such form shall be reasonably acceptable to Borrower.
     Section 15.2 Recording of Security Instrument, etc.
          (a) Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Administrative Agent, for the benefit of Lenders, in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.
          (b) Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of each Security Instrument.
     Section 15.3 Further Acts, etc. Borrower will, at the reasonable cost of Borrower, and without expense to Administrative Agent or any Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Administrative Agent shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lenders and/or Administrative Agent, for the benefit of Lenders, the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lenders and/or Administrative Agent, for the benefit of Lenders, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Applicable Law. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Administrative Agent to execute in the name of Borrower or without the signature of Borrower to the extent Administrative Agent may lawfully do so, one or more financing statements to evidence more effectively the security interest of Administrative Agent, for the benefit of Lenders in the Property. Borrower grants to Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of, during the continuance of an Event of Default, exercising and perfecting any and all rights and remedies available to Administrative Agent and Lenders at law and in equity, including without limitation, such rights and remedies available to Administrative Agent and Lenders pursuant to this Section 15.3.

     Section 15.4 Changes in Tax, Debt, Credit and Documentary Stamp Laws.
          (a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Administrative Agent’s, for the benefit of Lenders interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Administrative Agent is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Administrative Agent or Lenders or unenforceable or provide the basis for a defense of usury then Administrative Agent shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.
          (b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by Applicable Law, Administrative Agent shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.
          (c) If at any time the United States of America, any state thereof or any subdivision of any such state shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
     Section 15.5 Conversion to Registered Form. At the request of Administrative Agent on behalf of any Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Administrative Agent which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the applicable Note in a manner that shall cause the applicable Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. The option to convert the applicable Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Administrative Agent, for the benefit of such Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the applicable Note and any other Loan Documents.
ARTICLE 16.
WAIVERS
     Section 16.1 Remedies Cumulative; Waivers. Subject to the terms of Article 13 hereof, the rights, powers and remedies of Administrative Agent and Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent and Lenders may have against Borrower pursuant to this Agreement, the

Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s and Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Administrative Agent and Lenders may determine in their sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
     Section 16.2 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances (unless such notice or demand is otherwise specifically required herein or under any of the other Loan Documents).
     Section 16.3 Delay Not a Waiver. Neither any failure nor any delay on the part of Administrative Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, neither Administrative Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
     Section 16.4 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, ADMINISTRATIVE AGENT AND LENDERS, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER.
     Section 16.5 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent or Lenders except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Administrative Agent or any Lender to Borrower and (b) with respect to matters for which Administrative Agent or any Lender are required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Administrative Agent or any Lender with respect to any matter for which (i) this Agreement does not specifically and expressly provide for the giving of notice by Administrative Agent or any Lender to Borrower and (ii) Administrative Agent or any Lender are not required under Applicable Law to give notice.
     Section 16.6 Remedies of Borrower. In the event that a claim or adjudication is made that Administrative Agent, any Lender or any of their agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, such Lender, Administrative Agent or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that Administrative Agent, Lenders and their agents shall not be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Administrative Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Administrative Agent and Lenders agree that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
     Section 16.7 Marshalling and Other Matters. Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by Applicable Law.
     Section 16.8 Waiver of Statute of Limitations. To the extent permitted by Applicable Law, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.
     Section 16.9 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent, any Lender or any of their agents.
     Section 16.10 Sole Discretion of Administrative Agent and Lenders. Wherever pursuant to this Agreement (a) Administrative Agent and/or any Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Administrative Agent and/or any Lender, or (c) any other decision or determination is to be made by Administrative Agent and/or any Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Administrative Agent and/or any Lender, shall be in the sole discretion of Administrative Agent and/or such Lender, except as may be otherwise expressly and specifically provided herein.
ARTICLE 17.
MISCELLANEOUS
     Section 17.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Administrative Agent and each Lender.
     Section 17.2 Governing Law.
     (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND MADE BY ADMINISTRATIVE AGENT AND LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL

BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
     (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDERS OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.
     (c) Borrower does hereby designate and appoint:
Cole Credit Property Trust III, Inc.
2555 East Camelback Road
Suite 400
Phoenix, Arizona 85016
     as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any suit, action or proceeding in any Federal or State court sitting in the State of New York, and agrees that service of process upon said agent at said address and written notice of said service mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding. Borrower (i) shall give prompt written notice to Administrative Agent of any changed address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent and (iii) shall promptly designate such a substitute if its authorized agent is dissolved without leaving a successor.
     (d) Borrower irrevocably consents to service of process as set forth in Section 17.2(b) above and agrees that such service of process shall have the same force and effect as if served personally upon Borrower within the State. Further, Borrower acknowledges and agrees that Borrower shall not contest the validity or legality of service of process upon Borrower in accordance with the foregoing in any legal proceeding.
     Section 17.3 Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 17.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 17.5 Preferences. Administrative Agent and Lenders shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder as set forth below. To the extent Borrower makes a payment or payments to Administrative Agent or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent or such Lender.
     Section 17.6 Setoff. Subject to Section 2.12 hereof and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent and each Lender is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender or any affiliate of the Administrative Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Debt, irrespective of whether or not any or all of the Debt has been declared to be, or has otherwise become, due and payable as permitted hereunder, and although the Debt or the applicable portion thereof shall be contingent or unmatured.
     Section 17.7 Expenses. Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Administrative Agent and/or any Lender upon receipt of written notice from Administrative Agent (on its own behalf and/or on behalf of any Lender) for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) reasonably incurred by Administrative Agent or such Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Administrative Agent as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) [Intentionally omitted]; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters requested by Borrower or otherwise required hereunder; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Administrative Agent all reasonably required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Administrative Agent for the benefit of Lenders pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) subject to the terms of Article 13 hereof, enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) subject to the terms of Article 13 hereof, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent or any Lender. Any amounts payable to Administrative Agent and any Lender pursuant to this Section 17.7 shall become immediately due and payable upon demand and shall bear interest at the Interest Rate from the date of such demand until the date such amounts have been paid. Notwithstanding the foregoing or anything herein to the contrary, Borrower shall not be obligated to pay any of the foregoing costs and expenses of any Lender, other than Administrative Agent, that are incurred prior to an Event of Default.
     Section 17.8 Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) any Lender and/or Administrative Agent exercises any of their other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Administrative Agent, any Lender and Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes. Any amounts payable to Administrative Agent and any Lender pursuant to this Section 17.8 shall become immediately due and payable upon demand and shall bear interest at the Interest Rate from the date of such demand until the date such amounts have been paid.
     Section 17.9 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     Section 17.10 Offsets, Counterclaims and Defenses. Any assignee of any Lenders’ interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

     Section 17.11 No Joint Venture or Partnership; No Third Party Beneficiaries; Non Liability of Administrative Agent and Lenders.
          (a) Borrower, Administrative Agent and Lenders intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, Administrative Agent and/or Lenders nor to grant Administrative Agent or any Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
          (b) This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Lenders and no other Person (other than Administrative Agent) shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions (other than Administrative Agent), any or all of which may be freely waived in whole or in part by Lenders if, in Lenders’ sole discretion, Lenders deem it advisable or desirable to do so.
          (c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lenders are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Administrative Agent’s or Lenders’ expertise, business acumen or advice in connection with the Property.
          (d) Notwithstanding anything to the contrary contained herein, neither Lenders nor Administrative Agent are undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
          (e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Administrative Agent and/or Lenders pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, neither Administrative Agent nor Lenders shall be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Administrative Agent or any Lender.
          (f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Administrative Agent and

Lenders are expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Administrative Agent or any Lender; that such reliance existed on the part of Administrative Agent and Lenders prior to the date hereof, that the warranties and representations are a material inducement to Lenders in making the Loan; and that Lenders would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.
          (g) Neither Administrative Agent nor any Lender shall have any fiduciary responsibilities to Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by Administrative Agent or any Lender to any Lender, Borrower, or any other Loan Party. Neither Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.
     Section 17.12 Publicity; Confidentiality.
          (a) Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, Lenders, Administrative Agent or any of their Affiliates shall be subject to the prior written approval of Administrative Agent, not to be unreasonably withheld. All news releases, publicity or advertising by Administrative Agent, Lender or any of their Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, Borrower, Guarantor or any of their Affiliates shall be subject to the prior written approval of Borrower and/or Guarantor, as applicable, not to be unreasonably withheld. Notwithstanding the foregoing, Borrower agrees that Lenders, Administrative Agent or any of their Affiliates may share additional information pertaining to the Loan in connection with the sale, assignment or participation of any portion of Loan or if required by Applicable Law, any audit of any Lender, Administrative Agent or any of their Affiliates, any applicable regulatory or judicial proceeding or litigation.
          (b) Confidentiality. Except as otherwise provided by Applicable Law, Administrative Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Note or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate that is not known by Administrative Agent or any Lender to be subject to a confidentiality restriction with respect thereto.
     Section 17.13 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Administrative Agent or any Lender or any parent, subsidiary or Affiliate of Administrative Agent or any Lender. Administrative Agent and Lenders shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to them under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by Administrative Agent, Lenders or any parent, subsidiary or Affiliate of Administrative Agent or any Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s and any Lender’s exercise of any such rights or remedies. Borrower acknowledges that Administrative Agent and Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.
     Section 17.14 Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower, Administrative Agent and/or any Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.
     Section 17.15 Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent and Lenders and their respective successors and assigns forever.

     Section 17.16 Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
     Section 17.17 Delay Outside Lender’s Control. Neither Administrative Agent nor any Lender shall be liable in any way to Borrower or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under this Agreement and the other Loan Documents (and Administrative Agent or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under this Agreement and any other Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Administrative Agent or such Lender deemed probable), or from any Act of God or other cause or event beyond Administrative Agent’s or such Lender’s control.
     Section 17.18 Actions. Borrower agrees that Administrative Agent or any Lender, in exercising the rights, duties or liabilities of Administrative Agent, Lenders or Borrower under this Agreement and the other Loan Documents, may commence, appear in or defend any action or proceeding purporting to affect the Property, the Improvements, this Agreement and/or the other Loan Documents and Borrower shall promptly reimburse Administrative Agent or such Lender upon demand for all reasonable expenses so incurred or paid by Administrative Agent or such Lender, including, without limitation, reasonable attorneys’ fees and expenses and court costs.
     Section 17.19 Form of Documents. The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement and any of the other Loan Documents shall be subject to Administrative Agent’s approval and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval.
     Section 17.20 Administrative Agent’s and Lenders’ Agents. Administrative Agent and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement or any of the other Loan Documents. Any reference to Administrative Agent or any Lender herein or in any of the other Loan Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors. Provided Borrower would have been responsible for the costs if such acts of such agent or independent contractor were to be performed by Administrative Agent or an agent of Administrative Agent pursuant to the terms of the Loan Documents, or Borrower is otherwise obligated to pay such costs pursuant to the terms of the Loan Documents, Borrower shall pay the reasonable costs of such agent or independent contractor either directly to such Person or to Administrative Agent in reimbursement of such costs, as applicable.

     Section 17.21 Cross-Default; Cross-Collateralization.
          (a) Borrower acknowledges that Lenders have made the Loan to Borrower upon the security of their collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.
          (b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent, on behalf of Lenders, under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Administrative Agent, on behalf of Lenders, to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lenders to exhaust their remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Administrative Agent, pursuant to the terms hereof, the foreclosure and sale either separately or together of any combination of the Properties.
     Section 17.22 Contribution.
          (a) As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefor each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any individual Borrower hereunder to Administrative Agent for the benefit of Lenders (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Administrative Agent or any Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

          (b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any state law.
          (c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.
          (d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its affiliates from extensions of credit made by Lenders to (i) such Borrower and (ii) to the other Borrowers hereunder and under the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lenders.
          (e) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).
          (f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.
          (g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.
          (h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Administrative Agent and Lenders, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Administrative Agent and Lenders under the Loan Documents.

          (i) To the extent permitted by applicable law, each Borrower waives:
          (i) any right to require Administrative Agent and Lenders to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Administrative Agent for the benefit of Lenders at any time or to pursue any other remedy in Administrative Agent’s or any Lender’s power before proceeding against Borrower;
          (ii) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;
          (iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
          (iv) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
          (v) any defense based upon any failure by Administrative Agent or any Lender to obtain collateral for the indebtedness or failure by Administrative Agent or any Lender to perfect a lien on any collateral;
          (vi) presentment, demand, protest and notice of any kind, other than notices that are required to be given to such Borrower under this Agreement or the other Loan Documents;
          (vii) any defense based upon any failure of Administrative Agent or any Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;
          (viii) any defense based upon any failure of Administrative Agent or any Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Administrative Agent or any Lender to conduct a commercially reasonable sale or other disposition of any collateral;
          (ix) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;
          (x) any defense based upon any agreement or stipulation entered into by Administrative Agent or any Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

          (xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
          (xii) any defense based upon the avoidance of any security interest in favor of Administrative Agent and/or Lenders for any reason;
          (xiii) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;
          (xiv) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;
          (xv) all rights and defenses arising out of an election of remedies by Administrative Agent and Lenders even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and
          (xvi) all rights and defenses that Borrower may have because any of the Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Administrative Agent may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Administrative Agent forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Administrative Agent may collect from Borrower even if any other Borrower, having its the real property collateral foreclosed upon, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (1) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (2) any right to participate in any claim or remedy of Administrative Agent and/or Lenders against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
          (j) Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty for the benefit of Administrative Agent and each Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each

Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER: COLE AT DALLAS TX, LLC, a Delaware limited liability company
By:	/s/ John M. Pons
	Name:	John M. Pons
	Title:	Officer

COLE IG KATY TX, LLC, a Delaware limited liability company
By:	/s/ John M. Pons
	Name:	John M. Pons
	Title:	Officer

COLE CI PLANO TX, LLC, a Delaware limited liability company
By:	/s/ John M. Pons
	Name:	John M. Pons
	Title:	Officer

COLE XP SCHAUMBURG IL, LLC, a Delaware limited liability company
By:	/s/ John M. Pons
	Name:	John M. Pons
	Title:	Officer

COLE HD TOLLESON AZ, LLC, a Delaware limited liability company
By:	/s/ John M. Pons
	Name:	John M. Pons
	Title:	Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER: WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ John G. Nicol
	Name:	John G. Nicol
	Title:	Director

Address for notices and Lending Office:

Wells Fargo Bank, National Association
Wells Fargo Center
1901 Harrison Street, 2nd Floor
MAC A0227-020
Oakland, California 94612
Attention: Commercial Mortgage Servicing
Facsimile No: 866-359-5352

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ADMINISTRATIVE AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the benefit of Lenders
By:	/s/ John G. Nicol
	Name:	John G. Nicol
	Title:	Director